Exhibit 10.1

CONFIDENTIAL	EXECUTION VERSION

RESEARCH COLLABORATION AND LICENSE AGREEMENT

BETWEEN

IONIS PHARMACEUTICALS, INC.,

AND

DYNACURE, SAS

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This RESEARCH COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is made and entered into as of the 19th day of October, 2016 (the “Effective Date”) by and between IONIS PHARMACEUTICALS, INC., a Delaware corporation, having its principal place of business at 2855 Gazelle Court, Carlsbad, CA 92010 (“Ionis”), and Dynacure, SAS (“Dynacure”), a company headquartered in France with its principal place of business at Parc d’innovation, 650 Boulevard Gonthier d’Andernach, 67400 Illkirch Graffenstaden, Strasbourg, France. Dynacure and Ionis each may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Ionis possesses certain Patent Rights, Know-How, technology and expertise with respect to antisense drugs, and has novel and valuable capabilities for the Research, discovery, identification, Development and synthesis of antisense drugs;

WHEREAS, Dynacure has expertise and intellectual property in the area of DNM2 and its role in neuromuscular disease including centronuclear myopathies (“CNM”) and [***];

WHEREAS, Ionis and Dynacure are interested in combining their expertise to enter into a Research Collaboration to discover, develop and commercialize antisense oligonucleotide (“ASO”) drugs to treat CNM, [***], and other neuromuscular diseases by knocking down the DNM2 gene;

WHEREAS, such Research Collaboration will include (i) validation and application of DNM2 ASOs to treat CNM, [***] and other neuromuscular diseases, and (ii) drug discovery to identify a Development Candidate targeting DNM2; and

WHEREAS, upon exercise of its option, Dynacure will assume all responsibility related to the Development and Commercialization of DNM2 Products;

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

The terms used in this Agreement with initial letters capitalized, whether used in the singular or the plural, will have the meaning set forth in Appendix 1, or if not listed in Appendix 1, the meaning designated in places throughout the Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

ARTICLE 2.

AGREEMENT OVERVIEW

The Parties intend that under this Agreement (i) the Parties will combine their respective expertise to conduct a Research Collaboration pursuant to the Research Plan, (ii) under the Research Plan, Ionis and Dynacure will share the responsibility to complete Research to validate and further support the use of DNM2 ASOs to treat CNM, [***] and other neuromuscular diseases, (iii) also under the Research Plan, Ionis will perform drug discovery activities to identify a Development Candidate targeting DNM2 and Back-Up Compound(s) (collectively, the “Products”), (iv) Ionis will provide to Dynacure an option to obtain an exclusive license from Ionis to Develop and Commercialize Products, and (v) upon exercise of its option, Dynacure will assume all responsibility related to the Development and Commercialization of Products. The purpose of this Article 2 is to provide a high-level overview of the roles and responsibilities and rights and obligations of each Party under this Agreement and therefore this Article 2 is qualified in its entirety by the more detailed provisions of this Agreement set forth below.

ARTICLE 3.

RESEARCH COLLABORATION

3.1

Research Responsibilities and Research Plan. Subject to and in accordance with the terms of this Agreement, Ionis and Dynacure will conduct Research activities on DNM2 and associated diseases under a mutually agreed plan including scope and budget for such activities (the “Research Plan”). The Research Plan will define each Party’s responsibilities during the Research Term. The Research Plan will provide any Research studies necessary to validate and further support the use of DNM2 ASOs for treatment of both CNM and [***]. [***].

3.2

Research Records. Dynacure and Ionis will prepare and maintain complete and accurate records regarding their respective activities under the Research Plan and each Party will provide updates to the other (along with any requested copies of data or reports) on a quarterly basis through the JSC.

3.3	Research Costs. Except as otherwise provided under this Agreement, Dynacure will pay for all activities not assigned to Ionis under the Research Plan.

3.3.1	[***]

3.3.2	[***]

(a)	[***]

(b)	[***]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

3.4	Research ASO Supply. [***], Ionis will supply initially up to [***] per mouse ASO with a cap of [***] total of mouse ASOs for Dynacure to conduct studies under the Research Plan.

3.4.1

Delivery of the Development Candidate Data Package. Upon completion of the activities to identify a Development Candidate, the Parties will work together to promptly prepare, compile and finalize the data supporting Development Candidate designation and the designation of any Back-Up Compound(s) (“Development Candidate Data Package”) and will deliver it to the JSC for review to allow the JSC to designate a Development Candidate and Back-Up Compound(s). [***].

3.4.2

Research Term. Unless earlier terminated pursuant to Section 12.2.5, the term for the Research Collaboration will begin on the Effective Date and will end upon the earlier of (x) [***] after the delivery of the Development Candidate Data Package to the JSC or (y) [***] (the “Research Term”). At the end of the Research Term, other than as provided under this Agreement, neither Ionis nor Dynacure will have an obligation to perform any additional activities. The Parties may discuss and may mutually agree to extend the Research Term for [***]. If the parties agree to extend the Research Term, Dynacure may request that Ionis conduct additional work, including non-clinical work in support of Dynacure’s Development of the Development Candidate, and the Parties will agree on scope and budget for such additional work. [***].

3.5

Materials Transfer. In order to facilitate the activities under the Research Plan, either Party may provide to the other Party certain materials for use by the other Party in furtherance of the conduct of the activities under the Research Plan. All such materials will be used by the receiving Party in accordance with the terms and conditions of this Agreement solely for purposes of exercising its rights and performing its obligations under this Agreement, and the receiving Party will not transfer such materials to any Third Party unless expressly contemplated by this Agreement or upon the written consent of the supplying Party, which may be given through the JSC.

Except as expressly set forth herein, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

3.6

Applicable Laws; Books and Records. Each Party will perform its activities (including by its subcontractors) pursuant to this Agreement in good scientific manner, and in compliance with good laboratory and clinical practices and all Applicable Laws. Any books and records to be maintained under this Agreement by a Party or its Affiliates will be maintained in good scientific manner and in accordance with their respective Applicable Law.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

3.7	Governance.

3.7.1

JSC. The Parties will establish a Joint Steering Committee (“JSC”) within [***] after the Effective Date to agree on and oversee the activities conducted under the Research Plan and the Development Plan. The JSC will have [***] representatives appointed by Dynacure and [***] representatives appointed by Ionis. Each Party will designate one of its [***] representatives who are empowered by such Party to make decisions related to the performance of such Party’s obligations under this Agreement to act as the co-chair of the JSC. The co-chairs will be responsible for overseeing the activities of the JSC members consistent with the responsibilities set forth under this Agreement. The JSC will determine the JSC operating procedures at its first meeting, including the JSC’s policies for replacement of JSC members, policies for participation by additional representatives or consultants invited to attend JSC meetings, and the location of meetings, which will be codified in the written minutes of the first JSC meeting. The JSC will meet [***] and each Party will be responsible for the costs of its own employees or consultants attending JSC meetings. The JSC may hold meetings in person or by audio or video conference as determined by the JSC.

3.7.2

Role of the JSC. Without limiting any of the foregoing, subject to Section 3.7.3, the JSC will perform the following functions in accordance with this Agreement, some or all of which may be addressed directly at any given JSC meeting.

(a)	Review, provide advice on, and approve the Research Plan;

(b)	Review the overall progress of Ionis’ efforts to discover, identify, optimize and select the Development Candidate and any Back-Up Compound(s);

(c)	In accordance with Section 3.4.1, review the Development Candidate Data Package and determine whether and which Development Candidate and Back-Up Compound(s) to designate;

(d)	In accordance with Section 7.3, mutually agree on the Development Plan and any changes thereto;

(e)

Review the overall progress and provide advice on IND-Enabling Studies, the Phase 1 Clinical Trial design, the first Phase 2 Clinical Trial design and any additional pharmacokinetic and toxicology studies required to support such trials; and

(f)	Such other review and advisory responsibilities as may be assigned to the JSC pursuant to this Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

3.7.3

Decision Making. Except as otherwise expressly provided in this Agreement, if the JSC cannot unanimously agree on a matter to be decided by the JSC, then, unless a Party has final decision-making authority on the matter under this Agreement, either Party will have the right to refer such dispute to the Senior Representatives for resolution by good faith negotiations in accordance with Section 16.4.1. The Parties will not implement the proposed activity or change pending such decision of the Senior Representatives; provided that, if the dispute relates to a proposed change to a Research Plan previously agreed by the JSC, each Party will continue to perform their respective designated activities in accordance with such previously agreed plan pending resolution of the dispute by the Senior Representatives.

3.7.4

Term of the JSC. Ionis’ right and obligation to participate in the JSC will terminate [***]. Thereafter, the Parties shall discuss in good faith whether to continue the JSC, with no further obligation on either party to continue or to participate in the JSC.

3.8

Alliance Managers. At the time the JSC is established, each Party will appoint a representative to act as its alliance manager (each, an “Alliance Manager”). Each Alliance Manager will be permitted to attend any meetings of the JSC, and to participate in such meetings as a non-voting observer (unless the Party appointing the Alliance Manager also appoints such person to be a member of the JSC). The Alliance Managers will be responsible for supporting the JSC and performing the activities listed below. Each Party may replace its Alliance Manager at any time by informing the JSC. Each Alliance Manager is responsible for:

(a)	promoting the overall health of the relationship between the Parties;

(b)	developing a mutually agreed alliance launch plan covering any activities and systems that the Parties need to implement within the first [***] after the Effective Date to support the Research Plans;

(c)	organizing each JSC meeting, including agendas, drafting minutes, and publishing final minutes;

(d)	supporting the co-chairs of the JSC with organization of meetings, information exchange, meeting minutes, and facilitating dispute resolution as necessary; and

(e)	preparing status and progress reports on the above as determined necessary by the JSC and ensuring that reports are produced and maintained and are of sufficient quality.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

ARTICLE 4.

EXCLUSIVE LICENSE OPTION

4.1

Exclusive License Option. Ionis hereby grants to Dynacure an option (the “Option”) to obtain the license set forth in Section 6.1. subject to this Article 4. Dynacure may exercise the Option at any time [***] following the date that Ionis delivers to Dynacure the Development Candidate Data Package (the “Option Deadline”). During such [***] period prior to the Option Deadline, Dynacure may request in writing additional data or information in Ionis’ possession relating to the Development Candidate.

4.1.1	Exercise. If Dynacure notifies Ionis in writing by the Option Deadline that Dynacure is exercising the Option, Dynacure will pay Ionis the license fee set forth in Section 8.3.

4.1.2	No Exercise. If Dynacure does not provide timely written notice to Ionis under Section 4.1.1, then Dynacure’s Option will expire and no license fee is payable under Section 8.3. In such a case:

(a)	Dynacure will have no further rights to (and Ionis will have no further obligations with respect to) the Products;

(b)	Dynacure will promptly transfer to Ionis (to the extent not previously provided) copies of all data, results and information that it has generated under the Research Plan; and

(c)	The Agreement will expire and Ionis will have the reversion right pursuant to Article 13.

ARTICLE 5.

EXCLUSIVITY COVENANTS

5.1	Exclusivity Covenants.

5.1.1

Before Dynacure Exercises its Option. Except in the performance of its obligations or exercise of its rights under this Agreement and except as set forth in Section 5.1.3, before Dynacure exercises its Option, Ionis and Dynacure will not [***], until the earlier of the date (x) Dynacure exercises the Option, or (y) such Option expires unexercised or this Agreement is terminated.

5.1.2

After Dynacure Exercises its Option. Except in the performance of its obligations or exercise of its rights under this Agreement and except as set forth in Section 5.1.3, after Dynacure exercises its Option, Ionis and Dynacure will not work independently for or with any of its Affiliates or any Third Party (including the grant of any license to any Third Party) with respect to,

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(a)	the discovery, Research or Development of an ASO that is designed to bind to the RNA that encodes DNM2, until [***], and

(b)	on a country-by-country basis, the Commercialization of an ASO that is designed to bind to the RNA that encodes DNM2, until [***].

5.1.3	Limitations and Exceptions to the Exclusivity Covenants. Notwithstanding anything to the contrary in this Agreement, a Party’s practice of the following will not violate Sections 5.1.1 or 5.1.2:

(a)	performance of any activities or fulfillment of any obligations under a Prior Agreement; and

(b)	the granting of, or performance of obligations under, Permitted Licenses.

5.1.4

Effect of Exclusivity on Indications. The Products are designed to bind to the RNA that encodes DNM2, which is known to play a role in neuromuscular diseases such as CNM and [***]. Ionis and Dynacure are subject to exclusivity obligations under Section 5.1; [***].

ARTICLE 6.

LICENSE GRANT, ROFN, SUBLICENSE AND SUBCONTRACT

6.1	Product License Grant to Dynacure. Subject to the terms and conditions of this Agreement, effective upon Dynacure’s payment of the license fee under Section 8.3, Ionis grants to Dynacure:

6.1.1

a worldwide, royalty bearing, exclusive license, with the right to grant sublicenses as set forth in Section 6.3 below, under Ionis’ rights in the jointly owned Collaboration Technology and the Ionis Product-Specific Patents and Product-Specific Know-How to Research, Develop, make, have made, use, sell, have sold, offer for sale, import and otherwise Commercialize Products;

6.1.2

a non-exclusive, world-wide, royalty-bearing, license, with the right to grant sublicenses as set forth in Section 6.3 below, under the Ionis Core Technology Patents and Ionis Core Technology Know-How to Research, Develop, make, have made, use, sell, have sold, offer for sale, import and otherwise Commercialize Products; and

6.1.3

a non-exclusive, world-wide, royalty-bearing, license, with the right to grant sublicenses as set forth in Section 6.3 below, under the Ionis Manufacturing and Analytical Patents and Ionis Manufacturing and Analytical Know-How to Manufacture Products either (a) by Dynacure in Dynacure’s own manufacturing facility, (b) a CMO previously granted licenses to practice the Ionis Manufacturing and Analytical Patents, or (c) in the facility of a CMO nominated by Dynacure

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

subsequently granted licenses to practice the Ionis Manufacturing and Analytical Patents. Ionis will offer to grant a license to a CMO named by Dynacure under similar terms that Ionis grants to other CMOs.

6.2	Right of First Negotiation. [***]

6.2.1	[***]

6.2.2	[***]

6.2.3	[***]

6.2.4	[***]

6.2.5	[***]

6.3	Sublicense Rights.

6.3.1

Right to Grant Sublicenses. Subject to Ionis’ ROFN under Section 6.2, Dynacure will have the right to grant Sublicenses under the licenses granted under Section 6.1 above, provided that, each such Sublicense is for the continued Development and Commercialization of a Product, and is subject to, and consistent with, the terms and conditions of this Agreement. Dynacure will use Commercially Reasonable Efforts to ensure that all Persons to which it grants Sublicenses comply with such terms and conditions. If Dynacure becomes aware of a breach of the Sublicense terms, Dynacure will promptly notify Ionis. If, such breach could cause a material adverse effect on Ionis, Ionis’ technology or this Agreement, Ionis may request Dynacure take action to enforce such Sublicense terms. If within [***] of Ionis’ request, Dynacure fails to take any such action, Dynacure hereby grants Ionis the right to enforce any Sublicense terms applicable to the prevention of such a material adverse effect on Ionis, Ionis’ technology, or this Agreement pursuant to the terms of this Agreement (other than payment terms directly between Dynacure and its Sublicensee) on Dynacure’s behalf and will cooperate with Ionis (which cooperation will be [***] and will include, Dynacure joining any action before a court or administrative body filed by Ionis against such Sublicensee if and to the extent necessary for Ionis to have legal standing before such court or administrative body) in connection with enforcing such terms.

6.3.2

Sublicense Notice. Dynacure will provide Ionis with prompt written notice of its grant of any Sublicense pursuant to this Section 6.3. Dynacure will promptly (but in no event later than [***] after the execution thereof) provide Ionis, a true and complete copy of any such Sublicense, subject to Dynacure being entitled to make appropriate redactions for commercially sensitive information provided it is not relevant to enforcement or is not reasonably necessary for Ionis to determine Dynacure’s compliance with the terms of this Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

6.4

No Implied Licenses. All rights in and to Ionis Patent Rights not expressly licensed to Dynacure under this Agreement are hereby retained by Ionis or its Affiliates. Except as expressly provided in this Agreement, no Party will be deemed by estoppel or implication to have granted the other Party any license or other right with respect to any intellectual property.

6.5

Subcontracting. Subject to the terms of this Section 6.5, each Party will have the right to engage Third-Party subcontractors to perform certain of its obligations under this Agreement. Any subcontractor to be engaged by a Party to perform a Party’s obligations set forth in this Agreement will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity and will enter into such Party’s standard nondisclosure agreement consistent with such Party’s standard practices. Any Party engaging a subcontractor hereunder will remain responsible and obligated for such activities and will not grant rights to such subcontractor that interfere with the rights of the other Party under this Agreement.

ARTICLE 7.

DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

7.1

Responsibility. Commencing on the date Ionis grants Dynacure the license under Section 6.1, Dynacure is solely responsible for, and will use Commercially Reasonable Efforts to, Research, Develop, Manufacture and Commercialize Products, and will be solely responsible for all costs associated therewith.

7.2

Manufacturing and Supply. Commencing on the date Ionis grants Dynacure the license under Section 6.1, Dynacure is responsible for supplying all API and finished drug product for Dynacure’s Research, Development and Commercialization of Products.

7.3

Development Plan. Within [***] after the date Ionis grants Dynacure the license under Section 6.1, the Parties will mutually agree, through the JSC, on appropriate IND-Enabling Studies, appropriate clinical trial designs for the Product through [***] and any additional pharmacokinetic and toxicology studies required to support such trials (the “Development Plan”). The Development Plan will be attached to the JSC minutes. Any updates to the Development Plan will be made through the JSC and attached to the JSC minutes.

7.4

Integrated Product Plan. Dynacure will prepare a global integrated Product plan outlining key aspects of the Product Development as well as [***]. Dynacure will prepare the IPP no later than [***] after Ionis grants Dynacure the license under Section 6.1 and will provide the IPP to Ionis. Once Dynacure has prepared such IPP, Dynacure will update the IPP at least annually or earlier in the case that a material clinical study has Completed or a material interaction with a regulatory authority has occurred and will provide such updates to Ionis. Updates to the IPP will include new data that is generated or new information that comes to light that changes the Product strategy or otherwise affects the Product.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

7.5

Performance Milestones. Based on and at the time of issuance of each of the Development Plan and the IPP, the Parties will agree, through the JSC, on specific performance milestones (“Performance Milestones”) and the associated timeline by which each such Performance Milestone will be achieved and the circumstances, if any, in which the non-achievement of a Performance Milestone within the associated timeline shall not trigger termination of this Agreement. Dynacure will use Commercially Reasonable Efforts to achieve the Performance Milestones; provided, however, if regulatory or Development issues arise that are outside of Dynacure’s reasonable control that impede achievement of any such Performance Milestones on the agreed timeline, Dynacure will provide notice to the JSC (or Ionis as appropriate) including a suggested mitigation strategy with new timelines to minimize impact on Development. The Parties will discuss the proposed timelines in good faith and, if necessary, agree upon a revised date by which the applicable Performance Milestones will be achieved. If Dynacure fails to achieve a Performance Milestone, then, subject to and in accordance with Section 12.2.2, Ionis will have the ability to terminate the Agreement.

7.6

Regulatory Communications and Meetings for Products. Dynacure will provide the JSC (or Ionis as appropriate) with copies of documents and communications (including drafts thereof) prior to submitting and copies of documents and communications received from Regulatory Authorities in Major Market countries that materially impact the Development of Products for review and comment. Prior to [***], the Parties will mutually agree, through the JSC, on the submission of such documents and communications. Without limiting Section 7.7, after [***], Dynacure will reasonably consider including timely comments provided by Ionis to such documents and communications. Dynacure will provide the JSC (or Ionis as appropriate) with advance written notice of any meetings Dynacure has or plans to have with a Regulatory Authority [***], and in each case will use Commercially Reasonable Efforts to allow Ionis to participate in any such meetings (and any preparation therefore) under the direction of Dynacure.

7.7

Class Generic Claims. To the extent Dynacure intends to make any claims in a Product label or regulatory filing that are class generic to oligonucleotides, Dynacure will provide the JSC (or Ionis as appropriate) with copies of such claims and regulatory filings in a timeframe that allows for review and comment by Ionis prior to submitting such claims and filings and Dynacure will accept Ionis’ reasonable comments and adopt Ionis’ proposed language.

7.8

Participation in Scientific Advisory Board. Dynacure and Ionis will mutually agree on an Ionis designee to act as a standing member of Dynacure’s Scientific Advisory Board which will be consulted on clinical development matters.

7.9	Ionis’ Antisense Safety Database.

7.9.1	Ionis maintains an internal database that includes information regarding the tolerability of its drug compounds, individually and as a class, including

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

information discovered during pre-clinical and clinical development (the “Ionis Internal ASO Safety Database”). In an effort to maximize understanding of the safety profile and pharmacokinetics of Ionis compounds, Dynacure will cooperate in connection with populating the Ionis Internal ASO Safety Database. [***].

7.9.2

From time to time, Ionis utilizes the information in the Ionis Internal ASO Safety Database to conduct analyses to keep Ionis and its partners informed regarding class generic properties of ASOs, including with respect to safety. As such, if and when Ionis identifies safety or other related issues that may be relevant to a Product (including any potential class-related toxicity), Ionis will promptly inform Dynacure of such issues and provide the data supporting Ionis’ conclusions. In addition, so long as Dynacure has complied with its obligations under Section 7.9.1 and upon Dynacure’s reasonable written request, Ionis shall provide safety information from Ionis Internal ASO Safety Database relating to information regarding class generic properties of ASOs as requested to facilitate the Development and registration of the Product. Any information disclosed between the Parties under this Section 7.9.2 will be treated as Confidential Information in accordance with Article 14 below.

7.10

Dismantlement. If Ionis or its Affiliates develop or commercialize a product that will compete with the Product in the intended or Approved indication, then Dynacure’s reporting and consulting obligations pursuant to this Article 7 will cease other than those pursuant to Section 7.9 and otherwise required to demonstrate Dynacure’s use of Commercially Reasonable Efforts to commercialize a Product.

ARTICLE 8.

FINANCIAL PROVISIONS

8.1

Equity Ownership. In partial consideration of the Option and other rights granted by Ionis to Dynacure under this Agreement, on the Effective Date, Dynacure will issue Dynacure Securities to Ionis representing [***] equity ownership in Dynacure on an issued and outstanding basis based on the capitalization table in Appendix 4.

After Kurma’s investment of $[***] is completed, Dynacure will issue Dynacure Securities to Ionis representing an additional [***] equity ownership in Dynacure on a post-funding (i.e., the capitalization upon the completion of Kurma’s $[***] investment), issued and outstanding basis, subject to the Equity Limit provisions in Section 8.2.

For each equity payment by Dynacure to Ionis under this Section 8.1, Ionis will issue an invoice to Dynacure for an amount corresponding to the total subscription price of the aggregate amount of shares representing the applicable equity ownership. For example, for the [***] equity ownership, Ionis will provide Dynacure an invoice for [***] representing the total subscription price for [***] shares. Dynacure will then issue said amount of shares in the name of Ionis no later than the [***] Business Day following the

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

date of receipt by Dynacure of the applicable invoice. Dynacure will provide to Ionis (i) one or more certificates representing the number of new Dynacure Securities issued, or (ii) if said new Dynacure Securities are issued without certificates, a certified copy of the stock register of Dynacure.

8.2

Equity Limit. Notwithstanding any provision to the contrary in this Agreement, in no event will Dynacure issue Dynacure Securities to Ionis [***] of the issued and outstanding share capital of Dynacure (on an as issued basis) after giving effect to said issuance and any conversion event that will occur on or before such issuance (the “Equity Limit”). To the extent any portion of a payment by Dynacure to Ionis of Dynacure Securities will cause Ionis’ aggregate equity ownership in Dynacure to exceed the Equity Limit, Dynacure will issue to Ionis only the number of Dynacure Securities that will meet but not exceed such Equity Limit, and Dynacure will pay Ionis the remainder of such payment in Convertible Bonds.

8.3	License Fee, Milestone Events and Payments.

8.3.1

License Fee. Following Dynacure’s written notice to Ionis stating that Dynacure is exercising the Option in accordance with this Agreement, Dynacure will pay Ionis a license fee of $5,000,000 within [***] after Dynacure’s receipt from Ionis of an invoice for such license fee.

8.3.2

Milestone Events. In accordance with Section 8.4.4, Dynacure will pay to Ionis the milestone payments as set forth in Table 1 below when a milestone event listed in Table 1 is first achieved by a Product targeting DNM2.

8.3.3

Payment of License Fee and Milestones. Dynacure will satisfy the License Fee payment, Product Milestones, and the Approval Milestone entitled “[***]” in equity, subject to the Equity Limit provisions in Section 8.2, or through Convertible Bonds if the Equity Limit is reached. All other milestones will be paid in cash. Notwithstanding the foregoing, Dynacure will make payments in cash under the following circumstances: [***]

8.3.4	[***]

(a)	[***]

(b)	[***]

(c)	[***]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

8.4	Limitations on Milestone Payments; Exceptions; Notice.

8.4.1	Each milestone payment set forth in Table 1 above will be paid only once regardless of how many Products achieve such milestone event and regardless of how many times such milestone event occurs.

8.4.2

If a particular milestone event is not achieved for a specific Indication because achievement of such earlier milestone event for the Indication was unnecessary or did not otherwise occur, then upon achievement of a later milestone event for that Indication, the milestone event payment applicable to such earlier milestone event will also be due. [***]

8.4.3

In addition, if a particular milestone event is achieved contemporaneously or in connection with another milestone event, then upon achievement of one such milestone event the other milestone event will also be deemed achieved and the milestone payments for both milestone events are due. [***].

8.4.4

Each time a milestone event is achieved under this Article 8, Dynacure will send Ionis a written notice thereof promptly (but no later than [***]) following the date Dynacure has knowledge of achievement of such milestone event. Thereafter, Ionis will promptly invoice Dynacure for the achievement of any milestone event under this Article 8 and such milestone payment will be due within [***] after Dynacure’s receipt of such invoice if paid in cash or within [***] after Dynacure’s receipt of such invoice for issuance of Dynacure Securities or Convertible Bonds.

8.5	Royalty Payments by Dynacure to Ionis.

8.5.1	Full Royalty Rate. [***]

Table 2
Royalty Tier	Worldwide Annual Royalty Bearing Net Sales	Royalty Rate
1	For the portion of worldwide Annual Royalty Bearing Net Sales [***]	[***]
2	For the portion of worldwide Annual Royalty Bearing Net Sales Net Sales [***]	[***]
3	For the portion of worldwide Annual Royalty Bearing Net Sales [***]	[***]

(a)

Dynacure will pay Ionis royalties on Net Sales of Products arising from named patient and other similar programs under Applicable Laws, and Dynacure will provide reports and payments to Ionis consistent with this Article 8. No royalties are due on Net Sales of Products arising from

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

compassionate use and other programs providing for the delivery of Product at no cost. The sales of Products arising from named patient, compassionate use, or other similar programs will not be considered a First Commercial Sale for purposes of calculating the Full Royalty Rate and Full Royalty Period.

8.5.2	Application of Royalty Rates. All royalties set forth under Section 8.5.1 are subject to the provisions of this Section 8.5.2, and are payable as follows:

(a)

Full Royalty Rate Period. Dynacure’s obligation to pay Ionis the Full Royalty above with respect to a Product will continue on a country-by-country and Product-by-Product basis from the date of First Commercial Sale of such Product until the later of the date of expiration of (i) the last Valid Claim within the Licensed Patents covering such Product in the country in which such Product is made, used or sold, (ii) the data exclusivity period conferred by the applicable Regulatory Authority in such country with respect to such Product (e.g., such as in the case of an orphan drug), and (iii) the tenth (10th) anniversary of the First Commercial Sale of such Product in such country (such royalty period, the “Full Royalty Period”). For purposes of clarification, and without limitation, any Patent licensed to Dynacure jointly owned under Section 6.1.1 will be counted as a Licensed Patent covering the Product for determining the Full Royalty Period.

(b)

Reduced Royalty Period. For each year following the expiration of the Full Royalty Period, a reduced royalty rate (the “Reduced Royalty Rate”) calculated on a year-by-year basis by multiplying the applicable Full Royalty Rate by the quotient obtained by dividing (i) the amount of aggregate Annual Net Sales in the previous year, by (ii) the amount of Annual Net Sales in the year having the highest Annual Net Sales during the Full Royalty Period. The term “Reduced Royalty Period” means on a country-by-country basis, the period commencing upon the expiration of the Full Royalty Period in such country and ending when the Royalty Quotient has fallen to [***] or less for two consecutive years.

[***]

8.6

Priority Review Vouchers. If, in connection with a Product, a Regulatory Authority grants Dynacure credits, reduced fees, priority review or any other incentives including those offered under 21 U.S.C. § 360ff or 21 U.S.C. § 360n-l (each, a “Regulatory Authority Incentive”) and Dynacure transfers such Regulatory Authority Incentive to a Third Party for consideration, then within [***] after such transfer, Dynacure will pay Ionis the Agreed Percentage (as defined below) of any consideration Dynacure received from such Third Party transferee for the applicable transfer. If Dynacure uses such a Regulatory Authority Incentive in connection with a non-Product or transfers such Regulatory

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Authority Incentive to a Third Party in exchange for non-cash consideration, then within [***] after such use or transfer, Dynacure and Ionis will discuss and mutually agree on the fair market value of such Regulatory Authority Incentive (including, if applicable, the value of any non-cash consideration received by Dynacure) and Dynacure will pay Ionis the Agreed Percentage (as defined below) of such fair market value in cash. If Ionis and Dynacure cannot agree on the fair market value of the Regulatory Authority Incentive within [***] after such use or transfer, then the matter will be decided by a Third Party expert selected by mutual agreement by the Parties whose determination will be final and binding on both Parties. If the Parties cannot agree on a Third Party expert, the dispute resolution provisions of Section 16.4 will govern. The Agreed Percentage shall be equal to [***] less the percentage of Ionis’ holding in the share capital of Dynacure on a fully diluted basis.

8.7

Third Party Payment Obligations, Ionis Minimum Third Party Payments. Except as otherwise provided in Section 8.8, Dynacure will be responsible for, and will pay all payments to Third Parties that arise from Dynacure’s practice of in-licensed technology necessary to Commercialize a Product. If Ionis is not receiving a royalty under this Agreement sufficient to cover the Ionis Minimum Third Party Payments, Dynacure will either (i) pay Ionis an amount equal to such Ionis Minimum Third Party Payments, or (ii) stop using the technology that is the subject of such Ionis Minimum Third Party Payments and provide Ionis written notice thereof.

8.8	Additional Core Patents; Royalty Reduction for Third Party Royalties.

(a)

Additional Core Patents. Dynacure will promptly provide Ionis with written notice of any Additional Core Patents Dynacure believes it has identified and Ionis will have the first right, but not the obligation, to negotiate with and obtain a license from the Third Party that controls such Additional Core Patent. If Ionis obtains such a Third Party license, Ionis will include such Additional Core Patent in the license granted to Dynacure under Section 6.1.2, it will be considered a Licensed Patent and any financial obligations under such Third Party agreement will be paid by Ionis (the “Ionis Supported Pass-Through Costs”).

(b)

Royalty Reduction for Third Party Royalty. If, however, Ionis elects not to obtain such a license to such Additional Core Patents, Ionis will so notify Dynacure, and Dynacure may obtain such a Third Party license and will be entitled to deduct [***] of payments made to a Third Party to license such Additional Core Patents solely related to Dynacure’s Commercialization of a Product against the royalties that would otherwise be due under Section 8.5; provided, however, that in no event shall the foregoing deduction reduce the amount of royalties payable hereunder with respect to such Product in such country in a Calendar Quarter to less than [***] of the royalty amounts that would otherwise be due under Section 8.5 (the

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Maximum Royalty Reduction”), and provided further, that any eligible deduction not taken in a given Calendar Quarter due to the Maximum Royalty Reduction will be eligible for deduction under this Section 8.8(b) in subsequent Calendar Quarters.

8.9

Limitation on Aggregate Reduction of Royalties. Notwithstanding the aggregate royalty reductions under Section 8.5.2(b) and Section 8.8(b), in no event will the royalties payable to Ionis in any given Calendar Quarter be reduced to an amount less than the Ionis Minimum Third Party Payments.

8.10

Reports and Payments. All payments due under Section 8.5 will be paid within [***] after the close of each [***] beginning with the First Commercial Sale of a Product. Each payment will be accompanied by a report summarizing Net Sales of Products during the relevant [***] and the calculation of royalties due thereon, including country and the exchange rate used. If no royalties are payable in respect of a given [***], Dynacure will submit a written royalty report to Ionis so indicating together with an explanation as to why no such royalties are payable. In addition, beginning with the [***] in which the First Commercial Sale for a Product is made and for each [***] thereafter, within [***] following the end of each such [***], Dynacure will provide Ionis a preliminary, non-binding report estimating the total projected Net Sales of Products and the royalties payable to Ionis for such [***].

8.11

Invoices. Unless otherwise specified hereunder, Ionis will invoice Dynacure within [***] after each Calendar Quarter for the approved services provided by Ionis in the previous Calendar Quarter. Ionis will include on the invoice its good faith estimate of the Ionis FTE cost for the requested services and the amount of Out-Of-Pocket Expenses incurred by Ionis. Dynacure shall make payments within [***] after receipt of the applicable invoice by Dynacure.

8.12

Mode of Payment. Unless otherwise indicated, all payments under this Agreement will be (i) payable in full in U.S. dollars, regardless of the country(ies) in which sales are made, (ii) made by wire transfer of immediately available funds to an account designated by Ionis in writing, and (iii) non-creditable, irrevocable and non-refundable. Whenever for the purposes of calculating the royalties payable under this Agreement conversion from any foreign currency will be required, all amounts will first be calculated in the currency of sale and then converted into United States dollars by applying the monthly average rate of exchange calculated by using the foreign exchange rates published in Bloomberg during the applicable month starting two Business Days before the beginning of such month and ending two Business Days before the end of such month or any other exchange rate methodology in accordance with GAAP and consistently applied across all its products by Dynacure or its Sublicensees, as applicable in reporting its Net Sales.

8.13	Records Retention. Commencing with the First Commercial Sale of a Product, Dynacure will keep, and will require its Affiliates and Sublicensees to keep (all in accordance with

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

GAAP, consistently applied), complete and accurate records pertaining to Net Sales and any other payment due pursuant to this Article 8 for a period of [***] Calendar Years after the year in which such Net Sales and any other payment due pursuant to this Article 8, and in sufficient detail to permit Ionis to confirm the accuracy of the Net Sales paid by Dynacure hereunder.

8.14

Audits of Royalty Reports. Ionis will have the right to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to Dynacure, have access during normal business hours, and upon reasonable prior written notice, to Dynacure’s records as may be reasonably necessary to verify the accuracy of Net Sales and any other payment due pursuant to this Article 8, as applicable, for any Calendar Quarter or Calendar Year within the preceding [***]; provided, however, that Ionis will not have the right to conduct more than one such audit in any Calendar Year. The accounting firm will disclose to Ionis only whether the reported Net Sales and any other payments due pursuant to this Article 8 are correct and details of any discrepancies. Ionis will bear the cost of such audit unless the audit reveals an underreporting of more than [***] of amounts payable to Ionis over an applicable Calendar Year, in which case Dynacure will bear the cost of the audit. If, based on the results of such audit, additional payments are owed by Dynacure under this Agreement; Dynacure will make such additional payments, with interest as set forth in Section 8.17, within [***] after the date on which such accounting firm’s written report is delivered to Dynacure. Ionis will treat the financial information subject to review under this Section 8.14 in accordance with the confidentiality provisions of Article 14.

8.15	Taxes.

8.15.1

Taxes on Income. Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

8.15.2

Withholding Tax. The Parties agree to cooperate with one another and use reasonable efforts to lawfully avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Dynacure to Ionis under this Agreement. To the extent Dynacure is required to deduct and withhold taxes, interest or penalties on any payment, Dynacure will pay the amounts of such taxes to the proper governmental authority for the account of Ionis and remit the net amount to Ionis in a timely manner. Dynacure will promptly furnish Ionis with proof of payment of such taxes. If documentation is necessary in order to secure an exemption from, or a reduction in, any withholding taxes, the Parties will provide such documentation to the extent they are entitled to do so.

8.15.3

Tax Cooperation. Ionis will provide Dynacure with any and all tax forms that may be reasonably necessary in order for Dynacure to lawfully not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Following Dynacure’s timely receipt of such tax forms from Ionis, Dynacure will not withhold tax or will withhold tax at a reduced rate under an applicable bilateral income tax treaty, if appropriate under the applicable laws. Ionis will provide any such tax forms to Dynacure upon request and in advance of the due date. Each Party will provide the other with reasonable assistance to determine if any taxes are applicable to payments under this Agreement and to enable the recovery, as permitted by applicable law, of withholding taxes resulting from payments made under this Agreement, such recovery to be for the benefit of the Party who would have been entitled to receive the money but for the application of withholding tax under this Section 8.15.

8.15.4	The provisions of this Section 8.15 are to be read in conjunction with the provisions of Section 16.1 below.

8.16

Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country will be paid to Ionis in the country in local currency by deposit in a local bank designated by Ionis, unless the Parties otherwise agree.

8.17

Interest. If Dynacure fails to make any payment due to Ionis under this Agreement, by the deadline specified in this Article 8, interest will accrue on a daily basis at the greater of an annual rate equal to [***] above the then-applicable prime commercial lending rate of Citibank, N.A. San Francisco, California, or at the maximum rate permitted by Applicable Law, whichever is lower.

8.18

Sublicense or Corporate Sale. In case of a Sublicense or Corporate Sale to a pharmaceutical or biopharmaceutical company, the Parties will adjust in good faith the above Net Sales calculation and reporting requirements to the practice of the pharmaceutical or biopharmaceutical company, except Ionis will require a preliminary, non-binding report following each [***] estimating the total projected Net Sales of Products and the royalties payable to Ionis for such [***].

ARTICLE 9.

INTELLECTUAL PROPERTY

9.1

Collaboration Technology. Each Party will promptly disclose to the other Party in writing, any discovery, invention or creation made in the performance of activities under the Agreement (“Collaboration Know-How”). Inventorship of any Patent Rights that claim or cover Collaboration Know-How (“Collaboration Patents” and together with the Collaboration Know-How, the “Collaboration Technology”) will be determined in accordance with United States patent laws and ownership will follow inventorship. Subject to any rights or licenses expressly granted under this Agreement, neither Party will have any obligation to account to the other for profits with respect to, or to obtain any consent of the other Party to license or exploit its rights in Collaboration Technology.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

9.2	Prosecution of Patents.

9.2.1	Prior to License Fee Payment.

(a)

Patents Owned or Controlled by a Party. Prior to License Fee Payment by Dynacure, each Party will have the right, at its cost and expense and at its discretion, to obtain, prosecute, maintain, and enforce throughout the world any Patents owned or Controlled by such Party, including with respect to Ionis, the Ionis Core Technology Patents. Ionis will consider in good faith any comments or instructions Dynacure timely provides Ionis related to the prosecution and maintenance of the Product-Specific Patents.

(b)

Jointly Owned Collaboration Patents. Prior to License Fee Payment by Dynacure, the Parties will determine which Party will be responsible for the prosecution and maintenance of each jointly owned Collaboration Patent (such Party, the “Prosecuting Party”). In the absence of an agreement, the Prosecuting Party shall be Dynacure. The Prosecuting Party will control and be responsible for all aspects of the prosecution and maintenance of such jointly owned Collaboration Patents. The Prosecuting Party will consider in good faith any comments or instructions the other Party timely provides the Prosecuting Party related to the prosecution and maintenance of such jointly owned Collaboration Patents. Unless the Parties otherwise agree, [***].

9.2.2

After License Fee Payment. Upon payment of the License Fee by Dynacure and subject to Section 9.2.4, Dynacure, either directly or through its Affiliates and Sublicensees, will obtain, prosecute, and maintain throughout the world all Product-Specific Patents and jointly owned Collaboration Patents, [***]. Dynacure, or its outside counsel, will provide Ionis with an update of the filing, prosecution and maintenance status for each such Patent on a periodic basis and will reasonably consult with and cooperate with Ionis with respect to the preparation, filing, prosecution, and maintenance of such Patents, including providing Ionis with drafts of material filings in sufficient time to allow Ionis’ review and comment before such filings are due. Dynacure, or its outside counsel, will provide to Ionis copies of any material papers relating to the filing, prosecution, and maintenance of such Patents promptly upon their being filed or received. Dynacure may cease prosecuting or maintaining particular applications or patents within such Patents in selected jurisdictions, if Dynacure determines that it is not commercially reasonable to continue such efforts (in which case the terms of Section 9.2.4 will apply). As soon as practicable following Dynacure’s exercise of the Option, Ionis will deliver the applicable subject patent files with respect to any such Patents to Dynacure and will execute such documents and perform such acts as may be reasonably necessary for Dynacure to take control of such patent prosecution and maintenance.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

9.2.3

Notice of Disputes. Each Party will notify the other Party within a reasonable period of time if any action, suit, claim, dispute, or proceeding concerning the Product-Specific Patents licensed hereunder or a Product has been initiated, which, if determined adversely to a Party, would have a material adverse effect on the licenses granted by Ionis to Dynacure under this Agreement, or that would have a material adverse effect on or would materially impair either Party’s rights under this Agreement. Any information communicated pursuant to this Section 9.2.3 will be treated as Confidential Information subject to the terms of Article 14.

9.2.4

Discontinued Patents. If, under Section 9.2.2, Dynacure, its Affiliates and Sublicensees elect to not pursue or continue the filing, prosecution, or maintenance of any particular applications or patents, or subject matter included in the Product-Specific Patents, in any jurisdiction, Dynacure will give as much advance written notice as reasonably practicable (but in no event less than [***] or, in the case of an applicable impending deadline, [***] prior to such deadline) to Ionis of any decision not to pursue or continue the preparation, filing, prosecution and maintenance of such Product-Specific Patent or subject matter included in such Product-Specific Patent (a “Discontinued Patent”). In such case, Ionis may elect to continue preparation, filing, prosecution, or maintenance of the Discontinued Patent in the select jurisdiction [***]. In the event of such a Discontinued Patent in a Major Market, (i) Dynacure’s exclusive license under Section 6.1 with respect to such Discontinued Patent in such jurisdiction will automatically convert into a non-exclusive license, and (ii) Ionis and its Affiliates will be relieved of the restrictive covenant under Section 5.1.2(a) with respect to such Discontinued Patent in such jurisdiction, with the financial terms set forth in Article 8 remaining intact and unaffected. Dynacure will execute such documents and perform such acts as may be reasonably necessary for Ionis to continue prosecution or maintenance of the applicable Discontinued Patent.

9.2.5

Cooperation. Each Party will cooperate reasonably in the preparation, filing, prosecution, maintenance, and defense of the Product-Specific Patents [***]. Such cooperation includes (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable such other Party, to file, prosecute, and maintain such Patents in any country; and (b) promptly informing such other Party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patents.

9.3	Enforcement of Patents.

9.3.1

Rights and Procedures. If Ionis or Dynacure determines that any Patent licensed hereunder is being infringed by a Third Party’s activities and that such infringement could affect the exercise by the Parties of their respective rights and obligations or reduce the benefits anticipated by the Parties under this Agreement, it will promptly notify the other Party in writing. Except for the Product-Specific Patents, which

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

are discussed below, the Party controlling the Patent(s) which are allegedly being infringed will have the sole right, but not the obligation, to remove such infringement, including with respect to Ionis, such infringement of the Ionis Core Technology Patents. Notwithstanding the foregoing, if at the time of such infringement the only Patent Right covering the Product in such country is an Ionis Core Technology Patent, Dynacure may request that Ionis enforce such Patent Right in such country and, if Ionis does not enforce such Patent Right, then such Patent Right will no longer be royalty-bearing under Section 8.5 in such country.

9.3.2

Product-Specific Patents. With respect to the Product-Specific Patents, Dynacure will have the first right, but not the obligation, [***], to remove such infringement. If Ionis requests that Dynacure take action to remove infringement of a Product-Specific Patent, and Dynacure believes it is not commercially appropriate to take such actions, the Parties will meet and discuss in good faith such circumstances and seek to reach agreement on what appropriate steps to take to cause such infringement to end in a commercially appropriate manner. If Dynacure fails to take steps to remove any such infringement within [***] following notice of such infringement and a written request from Ionis to take action to remove such infringement, or earlier notifies Ionis in writing of its intent not to take such steps, Ionis will have the right to do so [***] and Dynacure will have the right, [***], to be represented in any such action.

9.3.3

Cooperation. The Party not enforcing the applicable Patent will provide reasonable assistance to the other Party (at such other Party’s expense), including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action as a named party to the extent necessary to allow the enforcing Party to bring or maintain the action or establish damages. If any Third Party asserts in writing or in any legal proceeding that any of the Ionis Patent Rights are unenforceable based on any term or condition of this Agreement, the Parties shall amend this Agreement as may reasonably be required to affect the original intent of the Parties, including preserving the enforceability of such Ionis Patent Rights.

9.3.4	Recovery. Any damages or other monetary awards recovered with respect to any action contemplated by this Section 9.3 will be shared as follows:

(a)

the amount of such recovery will first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such proceeding (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); then

(b)	any remaining proceeds will be [***].

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

ARTICLE 10.

REPRESENTATIONS; WARRANTIES AND COVENANTS

10.1	Representations; Warranties and Covenants of Both Parties. Each Party hereby represents, warrants and, where specified, covenants as of the Effective Date to the other Party that:

10.1.1

it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

10.1.2

this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of credit or rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity;

10.1.3

all necessary consents, approvals and authorizations of all Regulatory Authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained;

10.1.4

the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the certificate of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound;

10.2	Ionis Representations and Warranties. Ionis hereby represents and warrants as of the Effective Date to Dynacure that:

10.2.1

Ionis has sufficient legal and/or beneficial title and ownership or right to license (or sublicense as the case may be) with respect to the Ionis Patent Rights as is necessary to fulfill its obligations under this Agreement and to grant the licenses (or sublicenses as the case may be) to Dynacure pursuant to this Agreement;

10.2.2

to the best of Ionis’ knowledge, no actions, suits, claims, disputes, or proceedings concerning the Ionis Patent Rights are currently pending or are threatened, that if determined adversely to Ionis would have an adverse effect on Ionis’ ability to grant

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

the licenses to Dynacure under this Agreement, or that would have an adverse effect on or would impair Dynacure’s right to practice under the licenses granted under this Agreement by Ionis to Dynacure.

10.2.3	Ionis and its Affiliates will at all times comply with all Applicable Laws in the performance of its rights and obligations under this Agreement;

10.2.4

Ionis and its Affiliates do not Control any intellectual property rights that are necessary to the Development, Manufacture or Commercialization of the Product contemplated by the Research Plan other than the Licensed Patents.

10.2.5	except for the activities Ionis is obliged to conduct under the Prior Agreements as in effect on the Effective Date, Ionis does not conduct any activities which would violate Article 5;

10.2.6	none of the rights granted by Ionis to Dynacure under this Agreement violate the terms of the Prior Agreements and Permitted Licenses in effect as of the Effective Date; and

10.2.7

Ionis is not aware of any Ionis Minimum Third Party Payments that would apply to the Development Candidate contemplated by the initial Research Plan as such plan exists as of the Effective Date and upon Development Candidate designation, Ionis will make Dynacure aware of any known Ionis Minimum Third Party Payments.

10.3	Dynacure Representations, Warranties, and Covenants. Dynacure hereby represents, warrants, and covenants to Ionis that:

10.3.1	Dynacure has sufficient legal and/or beneficial title and ownership or right to license (or sublicense as the case may be) with respect to the Dynacure Background IP listed in Appendix 8;

10.3.2

to the best of Dynacure’s knowledge, no actions, suits, claims, disputes, or proceedings concerning the Dynacure Background IP are currently pending or are threatened in writing, that if determined adversely to Dynacure would have an adverse effect on the ability to Develop and Commercialize Products;

10.3.3	Dynacure has, or will subcontract for, the requisite personnel, facilities, equipment, expertise, experience and skill to perform its obligations under this Agreement;

10.3.4	Dynacure and its Affiliates will at all times comply with all Applicable Laws in the performance of its rights and obligations under this Agreement; and

10.3.5

Appendix 4 contains a pro forma capitalization of Dynacure after giving effect to the issuance of the Dynacure Securities to Ionis under Section 8.1. Except as set forth in Appendix 4, there are no outstanding shares of capital stock of Dynacure

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

or warrants, options, agreements, convertible securities or other commitments pursuant to which Dynacure is or may become obligated to issue any shares of its capital stock or other securities. Dynacure understands and agrees that Ionis is relying upon these representations and warranties of Section 10.3,5 when accepting the issuance of the shares of Dynacure Securities under Section 8.1.

10.4

DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 10. DYNACURE AND IONIS MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND DYNACURE AND IONIS EACH SPECIFICALLY DISCLAIM ANY WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 11.

INDEMNIFICATION; INSURANCE

11.1

Indemnification by Dynacure. Dynacure will indemnify, defend and hold harmless Ionis and its Affiliates, and its or their respective directors, officers, employees and agents (each, an “Ionis Indemnitee”), from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professionals (collectively “Losses”) arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

(a)

the negligence, recklessness or willful misconduct of Dynacure, its Affiliates, and/or Sublicensees and its or their respective directors, officers, employees and agents, in connection with Dynacure’s performance of its obligations or exercise of its rights under this Agreement;

(b)	any breach of any representation or warranty or express covenant made by Dynacure in this Agreement;

(c)

the Development, Commercialization or manufacturing activities that are conducted by and/or on behalf of Dynacure or its Affiliates or Sublicensees, including handling, storage and manufacture by and/or on behalf of Dynacure or its Affiliates or Sublicensees of any Products for the purpose of conducting Development or Commercialization by or on behalf of Dynacure or its Affiliates or Sublicensees; or

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(d)	the activities that are conducted by and/or on behalf of Dynacure or its Affiliates pursuant to the Research Plan,

except, in each case above, to the extent such Losses arose out of or resulted from (i) the gross negligence, recklessness or willful misconduct of any Ionis Indemnitee, (ii) any breach by Ionis of any of its representations, warranties, or covenants in this Agreement, or (iii) any breach of Applicable Law by any Ionis Indemnitee.

11.2

Indemnification by Ionis. Ionis will indemnify, defend and hold harmless Dynacure and its Affiliates, and its or their respective directors, officers, employees and agents (each, an “Dynacure Indemnitee”), from and against any and all Losses arising out of or resulting from any and all Claims based upon:

(a)

the negligence, recklessness or willful misconduct of Ionis, its Affiliates and/or licensors and its or their respective directors, officers, employees and agents, in connection with Ionis’ performance of its obligations or exercise of its rights under this Agreement;

(b)	any breach of any representation or warranty or express covenant made by Ionis in this Agreement; or

(c)	the activities that are conducted by and/or on behalf of Ionis or its Affiliates pursuant to the Research Plan,

except, in each case above, to the extent such Losses arose out of or resulted from (i) the gross negligence or willful misconduct of any Dynacure Indemnitee, (ii) any breach by Dynacure of any of its representations, warranties, or covenants in this Agreement, or (iii) any breach of Applicable Law by any Dynacure Indemnitee.

11.3

Procedure. If an Ionis Indemnitee or Dynacure Indemnitee seeks indemnification, such Ionis Indemnitee or Dynacure Indemnitee will inform the indemnifying Party, in writing, of a Claim as soon as reasonably practicable after such Ionis Indemnitee or Dynacure Indemnitee receives notice of such Claim (it being understood and agreed, however, that any failure by an Ionis Indemnitee or Dynacure Indemnitee to give such a timely notice will not relieve the indemnifying Party of its indemnification obligations under this Agreement, except to the extent that the indemnifying Party is actually prejudiced as a result of such failure to timely give notice) and permit the indemnifying Party to assume direction and control of the defense of the Claim (including the sole right to settle it at the sole discretion of the indemnifying Party; provided that, such settlement or compromise does not admit any fault or negligence on the part of the Ionis Indemnitee or Dynacure Indemnitee, as applicable, or impose any obligation on, or otherwise materially adversely affect, the Ionis Indemnitee or Dynacure Indemnitee). Notwithstanding the forgoing, the Ionis Indemnitees or Dynacure Indemnitees, as applicable, will have the right to participate in such action or proceeding and to retain its own counsel but the indemnifying Party will

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

not be liable for any legal expenses of other counsel subsequently incurred by such Ionis Indemnitee or Dynacure Indemnitee in connection with the defense thereof unless (i) the indemnifying Party has agreed to pay such fees and expenses, (ii) the indemnifying Party will have failed to employ counsel reasonably satisfactory to the Ionis Indemnitee or Dynacure Indemnitee, as applicable, in a timely manner, or (iii) the Ionis Indemnitee or Dynacure Indemnitee will have been advised by counsel that there are actual or potential conflicting interests between the indemnifying Party and the Ionis Indemnitee or Dynacure Indemnitee, including situations in which there are one or more legal defenses available to the Ionis Indemnitee or Dynacure Indemnitee that are different from or additional to those available to the indemnifying Party.

11.4

Insurance. Each Party will maintain at its sole cost and expense, a liability insurance program (including clinical trials and product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto. At a minimum, Dynacure will maintain, in force from [***] prior to enrollment of the first patient in a clinical study involving a Product until at least [***] after the completion of all applicable clinical trials, at its sole cost, a clinical trials liability insurance policy providing coverage in an amount considered sufficient in the industry for a prudent biotechnology company, having regard to the particular Products being developed. Further, at least [***] before Dynacure initiates the First Commercial Sale of any Product hereunder, Dynacure will procure and maintain until at least [***] after Dynacure’s cessation of Commercialization a product liability insurance policy providing coverage of the greater of (i) [***] per claim and annual aggregate or (ii) in such amount and with such scope as is, at the Initiation of the First Commercial Sale of any Product, considered sufficient in the industry for a prudent biotechnology company, having regard to the particular Products being commercialized.

ARTICLE 12.

TERM; TERMINATION

12.1

Agreement Term; Expiration. This Agreement is effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 12 will continue in full force and effect until the expiration of all payment obligations to Ionis (the “Agreement Term”).

12.2	Termination of the Agreement.

12.2.1

Termination for Material Breach. If either Party believes that the other is in material breach of this Agreement then the non-breaching Party may deliver notice of such breach to the other Party. The allegedly breaching Party will have [***] to cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured [***] following such notice); provided that, in the case of a breach other than a breach involving the failure to make a payment when due, if the breaching Party uses Commercially Reasonable

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Efforts to cure such breach within the [***] cure period but requires additional time to cure such breach, such [***] cure period shall be extended until the earlier of [***] following the notice of breach or such time as the breaching Party is no longer using Commercially Reasonable Efforts to cure such breach. If the Party receiving notice of breach fails to cure such breach within the [***] period, as applicable, the non-breaching Party may (x) declare a breach hereunder and terminate this Agreement upon written notice, or (y) elect to not terminate this Agreement, and in such event the non-breaching Party will retain its right to continue this Agreement while simultaneously pursuing remedies permitted at law or in equity (including contract damage remedies), subject to the terms, conditions, and limits imposed by this Agreement.

12.2.2

Termination by Ionis for Dynacure’s Failure to Meet Obligations. Ionis will have the right to terminate this Agreement and the licenses granted under Section 6.1, if Dynacure is in breach of the following obligations; provided, however, that the Agreement and such licenses will not so terminate unless: (i) Dynacure is given 90 days prior written notice by Ionis of Ionis’ intent to terminate, stating the reasons and justification for such termination, and (ii) Dynacure, or its Affiliate or Sublicensee, has not cured such breach during the 90 day period, as such period may be extended, following such notice:

(a)	Minimum Funding Obligation in accordance with Section 3.3.1,

(b)	the funding of the NHP Study in accordance with Section 3.3.2, or

(c)	achievement of a Performance Milestone in accordance with Section 7.5.

12.2.3

Termination by Dynacure. This Agreement may be terminated by Dynacure, without cause, upon 90 days written notice to Ionis. For the avoidance of doubt, upon any such termination under this Section 12.2.3, Dynacure and its Affiliates and Sublicensees will stop selling all Products and all Products will revert back to Ionis in accordance with Article 13.

12.2.4

Termination for Insolvency. Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets; or if the other Party proposes a written agreement of composition or extension of substantially all of its debts; or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within 90 days after the filing thereof; or if the other Party will propose or be a party to any dissolution or liquidation; or if the other Party will make an assignment of substantially all of its assets for the benefit of creditors. Notwithstanding any further rights under

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Applicable Law, upon written request of the other Party, the Party filing for bankruptcy, insolvency or a similar proceeding as set forth in this Section 12.2.4 will promptly provide to such other Party all information and documents necessary to prosecute, maintain and enjoy its rights under the terms of this Agreement.

12.2.5

Termination for Failure to Identify a Development Compound. If, despite using Commercially Reasonable Efforts, Ionis is unable to identify a Development Candidate in accordance with Section 3.4.1, either Party may terminate this Agreement by providing the other Party with 30 days written notice of termination. Upon termination under this Section 12.2.5:

(a)	Dynacure will have no further rights in Products; and

(b)	Each Party shall provide to the other all data and information resulting from its drug discovery activities pursuant to the Research Plan;

(c)

Dynacure and Ionis shall be entitled to exercise any rights in jointly owned Collaboration Technology available under applicable law including, without limitation, the right to use and exploit such jointly owned Collaboration Technology for any purpose and to license, sell, assign or otherwise transfer its interest in such jointly owned Collaboration Technology to any third party without notice or compensation to the other Party.

12.3	Consequences of Expiration or Termination of this Agreement.

12.3.1

Return of Information and Materials. Upon termination of this Agreement by either Party pursuant to this Article 12, each Party will return to the other Party (or destroy, as directed by such Party) all data, files, records and other materials containing or comprising such Party’s Confidential Information. Notwithstanding the foregoing, each Party will be permitted to retain one copy of such data, files, records, and other materials for archival purposes and for regulatory compliance.

12.3.2

Sublicense Survival. If this Agreement terminates for any reason, then, at Dynacure’s request, any Sublicensee will, from the effective date of such termination, become a direct licensee of Ionis with respect to the rights sublicensed to the Sublicensee by Dynacure; so long as (i) Dynacure has provided Ionis a complete copy of the applicable Sublicense and paid Ionis any Sublicense Revenue associated therewith, (ii) such Sublicensee is not in breach of its Sublicense, (iii) such Sublicensee continues to comply with all of the terms of the Sublicense, including the obligations of this Agreement imposed on Sublicensee by the Sublicense, and (iv) such Sublicensee agrees to continue to pay directly to Ionis the portion of such Sublicensee’s payments under the Sublicense due to Ionis under this Agreement. Dynacure agrees that it will confirm clause (i) of the foregoing in writing at the request and for the benefit of Ionis and if requested, the Sublicensee.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

12.4	Accrued Rights: Surviving Obligations.

12.4.1

Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

12.4.2

Survival. Appendix 1 (to the extent definitions are embodied in the following listed Articles and Sections); Article 11 (Indemnification; Insurance), Article 12 (Term; Termination), Article 13 (Ionis Reversion Right), Article 14 (Confidentiality) and Article 16 (Miscellaneous), Section 8.6 (Priority Review Vouchers), Section 8.10 (Reports and Payments), Section 8.12 (Mode of Payment), Section 8.13 (Records Retention), Section 8.14 (Audits of Royalty Reports), Section 8.15 (Taxes) and Section 10.4 (Disclaimer of Warranty) of this Agreement will survive expiration or termination of this Agreement for any reason.

12.4.3

Rights in Bankruptcy. All rights and licenses granted under this Agreement, including, without limitation, the licenses granted to Dynacure under Article 6 and the licenses granted to Ionis under Article 13, are, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) or analogous provisions of Applicable Law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States. The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for ‘intellectual property.’ The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, will be promptly delivered to it upon the non-subject Party’s written request therefor. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

ARTICLE 13.

IONIS REVERSION RIGHT

13.1

Ionis Reversion Rights; Reverse Royalty Payments to Dynacure for Discontinued Products. If the Agreement (a) expires under Section 4.1.2(c), (b) is terminated by Ionis under Section 12.2.1, Section 12.2.2 or Section 12.2.4, or (c) is terminated by Dynacure under Section 12.2.3, all rights and licenses granted by Ionis to Dynacure hereunder will be terminated. Ionis may elect to continue to Develop and Commercialize any Products that are the subject of such termination (collectively, “Discontinued Product(s)”) by written notice to Dynacure (an “Election Notice”) that Ionis is exercising its rights under this Section 13.1. in which case, Dynacure:

(a)

hereby grants to Ionis an exclusive license to all of Dynacure’s rights in Product-Specific Patents Controlled by Dynacure (including Dynacure’s interest in any joint Product-Specific Patents) and hereby assigns any trademarks Controlled by Dynacure related to the Discontinued Products;

(b)

hereby grants to Ionis, a worldwide, sublicensable, non-exclusive license or sublicense, as the case may be, to all Patent Rights, data and know-how Controlled by Dynacure as of the date of the expiration or termination necessary to Research, Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize Discontinued Products (“Dynacure Background IP”); and

(c)

will transfer to Ionis, for Ionis’ exclusive use with respect to the Development and Commercialization of the Discontinued Products, copies of any data, results, regulatory information and files in the possession of Dynacure that are necessary for Ionis to Research, Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize Discontinued Products and take such action as necessary to transfer regulatory documents in Ionis’ name and control of regulatory proceedings to Ionis.

13.2

If Ionis or any of its Affiliates or sublicensees Commercializes any Discontinued Product that, but for the license granted to Ionis under Section 13.1(b), would infringe Dynacure’s Background IP, Ionis will pay all payments that Dynacure is obliged to make to a Third Party in connection with such Dynacure Background IP for the continued Development, manufacture or Commercialization of the Discontinued Product as well as a [***] royalty payment to Dynacure on Annual worldwide Net Sales on a country-by-country basis and Discontinued Product-by-Discontinued Product during the Full Royalty Period as applied mutatis mutandis to a Valid Claim within the Dynacure Background IP or any Patent Rights exclusively licensed from Dynacure to Ionis (including Dynacure’s interest in any joint Product-Specific Patents).

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

13.3

For the avoidance of doubt, Ionis’ rights under this Article 13 are in addition to any other rights and remedies available to Ionis under this Agreement and applicable law, including Ionis’ termination rights under Article 12.

13.4

Applicable Royalty Provisions. In addition to this Article 13, the definition of Net Sales in Appendix 1 and the other provisions contained in Article 8 governing payment of royalties from Dynacure to Ionis will govern the payment of royalties from Ionis to Dynacure under this Article 13, mutatis mutandis.

ARTICLE 14.

CONFIDENTIALITY

14.1

Disclosure and Use Restriction. Each Party agrees that, for so long as this Agreement is in effect and for a period of [***] years thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) will (i) maintain in confidence such Confidential Information, (ii) not disclose such Confidential Information except to the Receiving Party’s employees having a need-to-know such Confidential Information, (iii) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted by this Agreement, and (iv) not use such Confidential Information for any purpose except those expressly permitted by this Agreement.

14.2

Authorized Disclosure. To the extent that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Confidential Information belonging to the other Party in the following instances:

(a)	filing or prosecuting patent applications in accordance with this Agreement;

(b)

communicating with Regulatory Authorities as necessary for the Development or Commercialization of a Product in a country, in accordance with this Agreement and as required in connection with any filing, application or request for Approval; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

(c)	prosecuting or defending litigation;

(d)

complying with applicable laws and regulations (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange, and compliance with tax laws and regulations) and with judicial process, if (i) in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance and (ii) such disclosure is made in accordance with Section 14.3 or Section 14.4 as applicable;

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(e)

disclosure, in connection with the performance of this Agreement and solely on a need-to-know basis, to Affiliates, potential or actual collaborators (including potential Sublicensees), potential or actual investment bankers, investors, lenders, or acquirers, or employees, independent contractors or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 14; provided, however, that the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this Article 14 to treat such Confidential Information as required under this Article 14; and

(f)	in the case of Dynacure, its Affiliates and Sublicensees, use and disclosure of Ionis Know-How in the ordinary course of the exercise of the rights and licenses granted to Dynacure hereunder.

If Confidential Information is disclosed in accordance with this Section 14.2, such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such permitted disclosure results in a public disclosure of such information (other than by breach of this Agreement). Where reasonably possible and subject to Section 14.3 and Section 14.4, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to clauses (a) through (d) of this Section 14.2 prior to making such disclosure to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

14.3

Required Disclosure. A Receiving Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Law; provided, however, that, unless legally prohibited from doing so, the Receiving Party will notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure, and to file for patent protection if relevant; and provided, further, that the Receiving Party will furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party.

14.4

Securities Filings. If either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement, periodic report, or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, or any other applicable securities Law, the Party will notify the other Party of such intention and will provide such other Party with a copy of relevant portions of the proposed filing not less than five Business Days prior to such filing, and will seek to obtain confidential treatment of any information concerning the Agreement that such other

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Party requests be kept confidential (except to the extent advised by counsel that confidential treatment is not available for such information), and will only disclose Confidential Information which it is advised by counsel is legally required to be disclosed. No such notice will be required under this Section 14.4 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.

14.5

Injunctive Relief. The Parties understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 14 by either Party. Accordingly, each Party is entitled to seek injunctive relief by a court of competent jurisdiction against any action that constitutes a breach of this Article 14.

ARTICLE 15.

PRESS RELEASES AND PUBLICATIONS

15.1

Press Releases; Public Disclosure. Upon execution of this Agreement, the Parties will issue either a joint press release or separate press releases announcing the existence of this Agreement in a form and substance agreed to in writing by the Parties. Each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed; provided, however, that each Party may make disclosures permitted by, and in accordance with, Article 14. Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the transactions contemplated hereby as soon as reasonably practicable prior to its scheduled release. Except under extraordinary circumstances, each Party will provide the other with an advance copy of any such announcement at least five Business Days prior to its scheduled release. Each Party will have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise permitted by Article 14, the Party whose announcement has been reviewed will remove any information the reviewing Party reasonably deems to be inappropriate for disclosure. The contents of any announcement or similar publicity which has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval.

15.2

Dynacure will promptly notify (and provide as much advance notice as possible to) Ionis of any material event related to the Clinical Study results or any Approval of a Product so that the Parties may analyze the need to or desirability of publicly disclosing or reporting such event. Notwithstanding Section 15.1 above, any press release or other similar public communication (other than communications with regulatory authorities governed under Section 7.5) by Dynacure related to a Product’s efficacy or safety data and/or results, will be submitted to Ionis for review at least [***] Business Days in advance (if reasonably practicable under the circumstances and if not reasonably practicable, as far in advance as possible) of such proposed public disclosure, and Dynacure will give good faith consideration to any comments provided by Ionis as a result of such review.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

15.3

Scientific or Clinical Presentations. Regarding any proposed scientific or clinical publications or public presentations related to summaries of results from any of the activities under this Agreement generated by Ionis or Dynacure, the Parties acknowledge that scientific lead time is a key element of the value under this Agreement and further agree to use Commercially Reasonable Efforts to control public scientific disclosures of the results of the activities under this Agreement to prevent any potential adverse effect of any premature public disclosure of such results. The Parties will agree to a publication plan whereby each Party will first submit to the other Party an advanced draft of all such publications or presentations, whether they are to be presented orally or in written form, at least [***] prior to submission for publication. Each Party will review such proposed publication in order to avoid the unauthorized disclosure of a Party’s Confidential Information and to preserve the patentability of Collaboration Know-How arising under this Agreement. If, during such [***] period, the other Party informs such Party that its proposed publication contains Confidential Information of the other Party that should be removed, then such Party will delete such Confidential Information from its proposed publication. If, during such [***] period, the other Party informs such Party that additional time is needed to permit the timely preparation and first filing of patent application(s), then such Party will delay such proposed publication for [***] from the date the other Party informed such Party of the need. Notwithstanding the foregoing, if the Parties mutually agree that public disclosure of such proposed publication could reasonably be expected to have a material adverse effect on the ability to develop an ASO as a therapeutic candidate, the Parties will delay publication until a patent application covering such ASO is filed.

15.4

Acknowledgment. Dynacure will acknowledge in any press release, public presentation or publication regarding the Product that the Product is under license from Ionis and Ionis’ stock ticker symbol (e.g., Nasdaq: IONS). Ionis may include any Product in Ionis’ drug pipeline.

ARTICLE 16.

MISCELLANEOUS

16.1

Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other, which will not be unreasonably withheld, delayed or conditioned, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, without the other Party’s consent, to any of its Affiliates, to any purchaser of all or substantially all of its business or assets to which this Agreement relates or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction; provided, if Dynacure or any of its Affiliates or Sublicensees transfers or assigns this Agreement or a Sublicense to one of its Affiliates that is incorporated in a jurisdiction that does not have a Bilateral Income Tax Treaty with the United States or in a jurisdiction where a Bilateral Income Tax Treaty requires withholding taxes on any payment described in this Agreement, then Dynacure (or such Affiliate or Sublicensee), will increase (i.e., “gross up”) any payment due Ionis under Article 8 for the Incremental

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Tax Cost such that Ionis receives the amount Ionis would have otherwise received under Article 8 but for such transfer or assignment. In addition, Ionis may assign or transfer its rights to receive payments under this Agreement (but, subject to any right that Dynacure may have under applicable law), without Dynacure’s consent, to an Affiliate or to a Third Party in connection with a payment factoring transaction. Any purported assignment or transfer made in contravention of this Section 16.1 will be null and void.

The “Incremental Tax Cost” shall equal the amount of foreign withholding taxes withheld under Article 8 in each year in which such tax is paid and Ionis cannot obtain a corresponding cash benefit from the foreign tax credit under IRC Sec 901 (or successor provision), grossed up by the applicable withholding tax rate based on a payment to a United States Person (unless the actual applicable treaty is lower, in which case the lower withholding tax rate shall be used) to equal the pre withholding tax payment.

To the extent Ionis benefits from a foreign tax credit related to any Incremental Tax Cost, Ionis will refund to Dynacure an amount equal to 100% of the foreign tax credit utilized. Notwithstanding the foregoing, if the increase in the withholding tax is in any way a result of the transfer or assignment by Ionis of any intellectual property or a portion of the rights under this license outside of the United States, Dynacure will only be obligated to pay Ionis such gross up to the extent such transfer or assignment by Ionis did not cause such increase in the withholding tax.

16.2

Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such adjudication will not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part. The Parties agree to use good faith, reasonable efforts to replace the illegal, invalid or unenforceable provision with a legal, valid and enforceable provision that achieves similar economic and non-economic effects as the severed provision.

16.3	Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, USA without reference to any rules of conflicts of laws.

16.4	Dispute Resolution.

16.4.1

Resolution by Senior Representatives. The Parties will seek to settle amicably any and all disputes, controversies or claims arising out of or in connection with This Agreement. Any such dispute between the Parties will be promptly presented to the Chief Executive Officer of Dynacure and the Chief Operating Officer of Ionis (the “Senior Representatives”), or their respective designees, for resolution. Such Senior Representatives, or their respective designees, will meet in-person or by teleconference as soon as reasonably possible thereafter, and use their good faith

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

efforts to agree upon the resolution of the dispute, controversy or claim. If a dispute between the Parties arising out of or relating to the validity or interpretation of, compliance with, breach or alleged breach of or termination of this Agreement cannot be resolved within [***] of presentation to the Senior Representatives, or their respective designees, for resolution, either Party may refer such dispute to binding arbitration to be conducted as set forth below in this Section 16.4. For clarification, any dispute relating to the validity or scope of any Patent or related to the Research or Development matters decided by the JSC will not be subject to arbitration. Following a Sublicense or Corporate Sale to a pharmaceutical or biopharmaceutical company, Dynacure shall have the final say with respect to Research or Development matters decided by the JSC, other than matters that are reasonably likely to have a material adverse effect on patient safety or Ionis’ technology, if they cannot be settled by the Senior Representatives within [***] of presentation to the Senior Representatives, or their respective designees, for resolution.

16.4.2	Arbitration.

(a)

If the Parties fail to resolve the Dispute through Escalation, and a Party desires to pursue resolution of the Dispute, the Dispute will be submitted by either Party for resolution by arbitration request (the “Arbitration Request”) under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by one (1) arbitrator appointed in accordance with the said Rules (each such arbitration, an “Arbitration”). [***] Each Arbitration will be conducted in English and all foreign language documents shall be submitted in the original language and, if so requested by any arbitrator or Party, shall also be accompanied by a translation into English. The place of arbitration shall be New York, New York.

(b)

Except to the limited extent necessary to comply with applicable Law, legal process, or a court order or to enforce a final settlement agreement or secure enforcement or vacatur of the arbitrators’ award, the Parties agree that the existence, terms and content of any Arbitration, all information and documents disclosed in any Arbitration or evidencing any arbitration results, award, judgment or settlement, or the performance thereof, and any allegations, statements and admissions made or positions taken by either Party in any Arbitration shall be treated and maintained in confidence and are not intended to be used or disclosed for any other purpose or in any other forum.

(c)	All costs and expenses of any Arbitration, including reasonable attorneys’ fees and expenses and the administrative and arbitrator fees and expenses, shall be [***].

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(d)

EXCEPT IN THE CASE OF COURT ACTIONS PERMITTED BY SECTION 16.5, AND FOR CLAIMS NOT SUBJECT TO ARBITRATION AS SET FORTH IN SECTION 16.5, EACH PARTY HERETO WAIVES: (1) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, (2) WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, ANY CLAIM TO PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, CONSEQUENTIAL OR LOST PROFITS/REVENUES DAMAGES, AND (3) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST.

16.5

Injunctive Relief; Court Actions. Notwithstanding anything to the contrary in this Agreement, each Party will be entitled to seek from any court of competent jurisdiction, in addition to any other remedy it may have at law or in equity, injunctive or other equitable relief in the event of an actual or threatened breach of this Agreement by the other Party, without the posting of any bond or other security, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. The Parties agree that in the event of a threatened or actual material breach of this Agreement injunctive or equitable relief would be an appropriate remedy. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patent Rights or other intellectual property rights, and no such claim will be subject to arbitration pursuant to Section 16.4.2.

16.6

Force Majeure. No Party will be held responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure means a cause beyond the reasonable control of a Party, which may include acts of God, war, terrorism, civil commotion, fire, flood, earthquake, tornado, tsunami, explosion or storm; pandemic; epidemic and failure of public utilities or common carriers. In such event the Party so failing or delaying will immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of [***], after which time the Parties will negotiate in good faith any permanent or transitory modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe. To the extent possible, each Party will use reasonable efforts to minimize the duration of any force majeure.

16.7

Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Ionis, addressed to:	Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010
Attention: Chief Operating Officer
Fax: [***]

with a copy to:	Attention: General Counsel
Fax: [***]

If to Dynacure, addressed to:	Attention: President
Dynacure SAS
Parc d’innovation
650 Boulevard Gonthier d’Andernach
67400 Illkirch Graffenstaden, Strasbourg
France

or to such other address for such Party as it will have specified by like notice to the other Party; provided that, notices of a change of address will be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery will be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery will be deemed to be the next Business Day after such notice or request was deposited with such service.

16.8

Export Clause. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

16.9

Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

16.10

Entire Agreement; Modifications. This Agreement (including the attached Appendices and Schedules) sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and all prior agreements,

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

16.11

Independent Contractors. Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party will assume, either directly or indirectly, any liability of or for the other Party. Neither Party will have the authority to bind or obligate the other Party, and neither Party will represent that it has such authority.

16.12

Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, exhibit, Appendix or Schedule means a Section of, or Schedule or exhibit or Appendix to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) the words “will” and “shall” have the same meaning, (d) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (e) words in the singular or plural form include the plural and singular form, respectively, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (g) unless otherwise specified, “$” is in reference to United States dollars, and (h) the headings contained in this Agreement, in any exhibit or Appendix or Schedule to this Agreement are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

16.13

Further Actions. Each Party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

16.14

Construction of Agreement. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

16.15	Supremacy. In the event of any express conflict or inconsistency between this Agreement and any Schedule or Appendix hereto, the terms of this Agreement will apply.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

16.16

Counterparts. This Agreement may be signed in counterparts, each of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via electronic mail in PDF format will be treated as original signatures.

16.17

Compliance with Laws. Each Party will, and will ensure that its Affiliates will, comply with all relevant laws and regulations in exercising its rights and fulfilling its obligations under this Agreement.

[SIGNATURE PAGE FOLLOWS]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

CONFIDENTIAL	EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

DYNACURE, SAS

By:	/s/ Rémi Droller

Name:	Rémi Droller

Title:

SIGNATURE PAGE TO RESEARCH COLLABORATION AND LICENSE AGREEMENT

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

IONIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall
Name:	B. Lynne Parshall
Title:	Chief Operating Officer

SIGNATURE PAGE TO RESEARCH COLLABORATION AND LICENSE AGREEMENT

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

CONFIDENTIAL	EXECUTION VERSION

List of Appendices and Schedules

Appendix 1	– Definitions

Appendix 2	– Prior Agreements

Appendix 3	– Ionis In-License Agreements

Appendix 4	– Dynacure Capitalization as of the Effective Date

Appendix 5	– Ionis Product-Specific Patents

Appendix 6	– Ionis Core Technology Patents

Appendix 7	– Ionis Manufacturing and Analytical Patents

Appendix 8	– Dynacure Background IP

Appendix 9	– Convertible Bond Terms and Conditions

Schedule 1	– Dynamin 2 Research Plan

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

CONFIDENTIAL	EXECUTION VERSION

Appendix 1

DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings:

“Additional Core Patent” means a Third Party Patent Right that is necessary for Dynacure to practice an Ionis Core Technology Patent to Commercialize a Product. For clarity, Additional Core Patent does not include any Patents Right claiming (or intellectual property related to) specific drug compositions, sequences, therapeutic methods, formulation or delivery technology, manufacturing or analytical methods, or other active ingredients.

“Affiliate” of an entity means any corporation, firm, partnership or other entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Party to this Agreement. An entity will be deemed to control another entity if it (i) owns, directly or indirectly, at least 50% of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity. For clarity, Dynacure Therapeutics, Inc. will not be deemed an “Affiliate” of Ionis for the purposes of this Agreement under any circumstances.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Agreement Term” has the meaning set forth in Section 12.1.

“Alliance Manager” has the meaning set forth in Section 3.8.

“Annual” means the period covering a Calendar Year or occurring once per Calendar Year, as the context requires.

“Annual Royalty Bearing Net Sales” means the aggregated Net Sales of the Product subject to the Full Royalty Period under Section 8.5.2(a) and the Reduced Royalty Period under Section 8.5.2(b).

“API” means the bulk active pharmaceutical ingredient manufactured in accordance with cGMP (unless expressly stated otherwise) for a Compound. The quantity of API will be the as-is gross mass of the API after lyophilization (i.e., including such amounts of water, impurities, salt, heavy, metals, etc. within the limits set forth in the API specifications) and before release, retention, stability or characterization samples are removed (if needed).

“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Approval” means, with respect to a Product in a given jurisdiction, approval sufficient for the manufacture, distribution, use, marketing and sale of such Product in such jurisdiction in accordance with Applicable Laws.

“Arbitration” has the meaning set forth in Section 16.4.2.

“Arbitration Request” has the meaning set forth in Section 16.4.2.

“ASO” means an oligonucleotide compound, or analog, variant, mimic, or mimetic thereof, having a sequence that is at least six bases long and is designed to hybridize to a nucleic acid transcript via the binding, partially or wholly, of such compound to the nucleic acid transcript.

“Back-Up Compound(s)” means one or more Compounds determined by the JSC (or if the JSC cannot agree, Ionis) to be a back-up compound to the Development Candidate.

“Business Day” means any day other than a Saturday or Sunday on which banking institutions in New York, New York and in Paris, France, are open for business.

“Calendar Year” means a year beginning on January 1 (or, with respect to 2016, the Effective Date) and ending on Dec 31.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, Sept 30, and Dec 31.

“Claims” has the meaning set forth in Section 11.1.

“cGMP” means current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

“Clinical Study” or “Clinical Trial” means, with respect to a Product, a clinical study in humans that is conducted in accordance with good clinical practices and is designed to generate data in support or maintenance of a marketing application for such Product. “CMO” means a contract manufacturing organization.

“CNM” means centronuclear myopathies. CNM are a group of congenital myopathies characterized by muscle weakness, fiber atrophy, predominance of type I fibers, and increased centralization of nuclei not secondary to muscle regeneration. Three main forms of CNM include: X-linked CNM (XLCNM) or myotubular myopathy (MTM1); autosomal recessive CNM (ARCNM), and autosomal dominant CNM (ADCNM).

“Collaboration Know-How” has the meaning set forth in Section 9.1.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Collaboration Patents” has the meaning set forth in Section 9.1.

“Collaboration Technology” has the meaning set forth in Section 9.1.

“Commercialize,” “Commercializing” and “Commercialization” means activities directed to manufacturing, obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing or selling a Product.

“Commercially Reasonable Efforts” means the level of effort, budget and resources normally used by a company in the pharmaceutical industry of similar size as the respective Party or in case there is no such industry standard, the level of effort, budget and resources normally used by the respective Party for a product owned or controlled by it, which is of similar profitability and at a similar stage in its research, development or product life, taking into account with respect to a product any issues of patent coverage, safety and efficacy, pricing, product profile, the proprietary position of the product, the competitive environment for the product and the likely timing of the product(s) entry into the market, the regulatory environment of the product and other relevant scientific, technical and commercial factors.

“Complete,” “Completed,” or “Completion” means, with respect to a Clinical Study, NHP Study or IND-Enabling Study, the point in time at which the primary endpoint data for such study are available and, if such study has a statistical analysis plan, when the data generated under the statistical analysis plan for such study are available.

“Compound” means any ASO that is designed to bind to the RNA that encodes DNM2, where such ASO is discovered by Ionis prior to or in the performance of Research Plan.

“Confidential Information” means any confidential or proprietary information or materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed by the Disclosing Party or otherwise received or accessed by the Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party or its Affiliates and the pricing thereof.

“Confidential Information” does not include information that:

(a)

was in the lawful knowledge and possession of the Receiving Party or its Affiliates prior to the time it was disclosed to, or learned by, the Receiving Party or its Affiliates, or was otherwise developed independently by the Receiving Party or its Affiliates, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party or its Affiliates;

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party or its Affiliates;

(c)

became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or its Affiliates in breach of this Agreement; or

(d)

was disclosed to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party or its Affiliates not to disclose such information to others.

“Control” or “Controlled” means possession of the ability to grant a license or sublicense hereunder without violating the terms of any agreement with any Third Party; provided, however, that [***]. Notwithstanding anything to the contrary under this Agreement, with respect to any Third Party that becomes an Affiliate of a Party after the Effective Date (including a Third Party acquirer), no intellectual property of such Third Party will be included in the licenses granted hereunder by virtue of such Third Party becoming an Affiliate of such Party.

“Convertible Bonds” means convertible promissory bond of the form provided in Appendix 9.

“Core Technology Patents” means any Patent Rights owned, used, developed by, or licensed to a Party or its Affiliates, in each case to the extent (i) Controlled by such Party or its Affiliates on the Effective Date or at any time during the Agreement Term, and (ii) claiming subject matter generally applicable to ASOs, other than Product-Specific Patents or Manufacturing and Analytical Patents.

“Corporate Sale” means (A) a sale of all or substantially all of the assets of Dynacure to a Third Party, (B) a merger or consolidation with a Third Party, in which Dynacure is not the surviving corporation and in which beneficial ownership of securities of Dynacure representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed, (C) a reverse merger with a Third Party in which Dynacure is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (D) an acquisition by any person, entity or group of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the United States Securities Exchange Act of 1934, as amended, or comparable successor rule) of securities of Dynacure representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; provided, that, a Corporate Sale shall exclude any corporate reorganization solely intended to change the domicile of Dynacure and any transaction constituting a sale and issuance of Dynacure Securities to unaffiliated investors for purposes of generating working capital or financing for Dynacure.

“Cover,” “Covered” or “Covering” means, with respect to a patent, that, but for rights granted to a Person under such patent, the act of making, using or selling by such Person would infringe a Valid Claim included in such patent, or in the case of a patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Development” or “Develop” or “Developing” means non-clinical and clinical development activities reasonably related to the development and submission of information to a Regulatory Authority, including chemical synthesis, toxicology, pharmacology, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, manufacturing, statistical analysis, IND-Enabling Studies, Clinical Trials and other pharmacokinetic and toxicology studies required to support Approval.

“Development Candidate” means a Compound that is determined by the JSC (or if the JSC cannot agree, Ionis) as ready to start IND-Enabling Studies. The checklist Ionis uses as of the Effective Date when reviewing potential development candidates for approval is attached hereto as Appendix 2.

“Development Candidate Data Package” means, with respect to a Development Candidate, the data package compiled by the Parties under Section 3.4.1 that is considered when determining whether to designate a Compound as a Development Candidate. “Development Plan” has the meaning set forth in Section 7.3.

“Disclosing Party” has the meaning set forth in Section 14.1.

“Discontinued Patent” has the meaning set forth in Section 9.2.4.

“Discontinued Product” has the meaning set forth in Section 13.1.

[***]

“DNM2” or “Dynamin 2” means the gene, Dynamin 2 (NCBI Gene ID: 1785; example identifiers NCBI Reference Sequence Accession # NM_001190716.1 and Accession # NC_000019.10, which is truncated from nucleotides 10715001 to 10835000), or any alternative splice variants, mutants, polymorphisms and fragments thereof.

“Dollar” or “$” means the lawful currency of the United States.

“Dynacure Indemnitee” has the meaning set forth in Section 11.2.

“Dynacure Background IP” has the meaning set forth in Section 13.1 (b) and includes as of the Effective Date the Patent Rights listed in Appendix 8.

“Dynacure Securities” means Dynacure’s securities on the same terms and conditions issued to Dynacure’s institutional investors (including all the same rights, preferences and privileges including anti-dilution rights) in the most recent venture capital financing prior to the applicable

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

payment due with net proceeds to Dynacure of at least $[***]. Dynacure Securities includes (A) common shares or any other security of Dynacure that carries the residual right to participate in the earnings of Dynacure and, on liquidation, dissolution or winding-up, in the assets of Dynacure, whether or not the security carries voting rights; (B) any warrants, options or rights entitling the holders thereof to purchase or acquire any such common shares or other securities; or (C) any securities issued by Dynacure which are convertible or exchangeable into such common shares or other securities.

“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

“Election Notice” has the meaning set forth in Section 13.1.

“Equity Limit” has the meaning set forth in Section 8.2.

“External Expenses” means the actual cost on a Dollar for Dollar basis with no mark-up.

“First Commercial Sale” means, with respect to a Product, the first sale of such Product by Dynacure, its Affiliates or Sublicensees to a Third Party in a particular country after Approval of the Product has been obtained in such country.

“Full Royalty Period” has the meaning set forth in Section 8.5.2.

“Full Royalty Rate” has the meaning set forth in Section 8.5.1.

“FTE Rate” means for a given Calendar Year the rate that a Party charges for a full time equivalent with the appropriate technical skill (such calendar Year consisting of at least a total of [***] hours per year of dedicated effort, excluding vacations and holidays). The rate is based on the average salary and benefits for that Party’s R&D employees, direct R&D expenses, R&D specific overhead, and support costs, all at that Party’s cost without mark-up and is calculated consistent with the rate the Party charges its other partners in such Calendar Year.

“GAAP” means generally accepted accounting principles of the United States consistently applied, or for any non-US entity that does not use generally accepted accounting principles of the United States (i) international financial reporting standards (IFRS) consistently applied, or (ii) for such non-US entity that does not use IFRS or generally accepted accounting principles of the United States, the generally accepted accounting rules in its home jurisdiction for entities of a similar size in the same industry, consistently applied throughout its organization.

“IND” means an Investigational New Drug Application (as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or any equivalent application for authorization to commence human clinical trials in other countries or regulatory jurisdictions.

“IND-Enabling Studies” means the pharmacokinetic and toxicology studies required to meet the requirements for filing an IND.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Incremental Tax Cost” has the meaning set forth in Section 16.1.

“Indication” means, with respect to a Product, such Products’ designed interference of DNM2 to affect a specific clinical condition of a pathophysiologic state where a difference in approved use or Product label would be a separate “Indication” (e.g., CNM and [***] are separate Indications).

“Initiate” or “Initiates” or “Initiation” means, with respect to any Clinical Study, NHP Study or IND-Enabling Study, dosing of the first human subject or non-human animal in such Clinical Study NHP Study or IND-Enabling Study (as applicable).

“Integrated Product Plan” or “IPP” means a global integrated Product plan outlining key aspects of the Development as well as key aspects of worldwide regulatory strategy, market launch, and Commercialization (including annual sales forecasts) along with ongoing lifecycle management.

“Ionis Core Technology Know-How” means all Know-How Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Term necessary to Research, Develop or Commercialize a Product that relates generally to oligonucleotides, other than Ionis Product-Specific Know-How or Know-How specifically relating to methods and materials used in the synthesis or analysis of a Product regardless of sequence or chemical modification, and formulation, delivery (other than Ligand-Conjugation Antisense Technology “LICA”) and device Know-How.

“Ionis Core Technology Patents” means all Patents Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term, necessary to Research, Develop or Commercialize a Product claiming subject matter generally applicable to oligonucleotides, other than Ionis Product-Specific Patents, Patents that claim methods and materials used in the synthesis or analysis of a Product regardless of sequence or chemical modification, and formulation, delivery (other than Ligand-Conjugation Antisense Technology “LICA”) and device patents. A representative list of Ionis Core Technology Patents as of the Effective Date is set forth on Appendix 6.

“Ionis Indemnitee” has the meaning set forth in Section 11.1.

“Ionis In-License Agreement” is an agreement provided in Appendix 3.

“Ionis Internal Oligonucleotide Safety Database” has the meaning set forth in Section 7.9.

“Ionis Know-How” means the Ionis Core Technology Know-How and the Product-Specific Know-How.

“Ionis Manufacturing and Analytical Know-How” means Know-How that relates to the synthesis or analysis of a Product regardless of sequence or chemical modification, owned, used, developed by, or licensed to Ionis or its Affiliates, in each case to the extent Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term. Ionis Manufacturing and Analytical Know-How do not include the Ionis Know-How.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Ionis Manufacturing and Analytical Patents” means Patent Rights that claim Manufacturing and Analytical Technology owned, used, developed by, or licensed to Ionis or its Affiliates, in each case to the extent Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term. Manufacturing and Analytical Patents do not include any Product-Specific Patents or Core Technology Patents. A representative list of Ionis Manufacturing and Analytical Patents as of the Effective Date is set forth on Appendix 7.

“Ionis Minimum Third Party Payments” means the amount of royalty and other financial obligations Ionis is obligated to pay to Third Parties (including any Ionis Supported Pass-Through Costs) to satisfy Ionis’ obligations under Third Party licenses that are sublicensed by Ionis to Dynacure under this Agreement.

“Ionis Patent Rights” means the Ionis Core Technology Patents, Ionis Manufacturing and Analytical Patents and the Product-Specific Patents.

“Ionis Product-Specific Know-How” means all Know-How Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term necessary to Research, Develop or Commercialize a Product or disclosed by Ionis to Dynacure and specifically relating to (i) the composition of matter of a Product or (ii) methods of using a Product as a prophylactic or therapeutic; provided however, Know-How Controlled by Ionis or any of its Affiliates that (y) consists of subject matter applicable to oligonucleotide compounds or products in general or (z) relates to an oligonucleotide compound that does not specifically modulate expression of DNM2 via the binding, partially or wholly, of such compound to RNA that encodes DNM2, will not be considered Ionis Product- Specific Know-How, and in the case of (y) and (z), such Know-How will be considered Ionis Core Technology Know-How.

“Ionis Product-Specific Patents” means all Patents Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Term Covering (i) the composition of matter of a Product, or (ii) methods of using a Product as a prophylactic or therapeutic; provided, however, Patents Controlled by Ionis or any of its Affiliates that include only claims that are directed to (y) subject matter applicable to oligonucleotide compounds or Products in general or (z) an oligonucleotide compound that does not specifically modulate expression of DNM2 via the binding, partially or wholly, of such compound to RNA that encodes DNM2, will not be considered Ionis Product-Specific Patents, and in the case of (y) and (z), such Patents will be considered Ionis Core Technology Patents. A representative list of Ionis Product-Specific Patents as of the Effective Date is set forth on Appendix 5.

“Ionis Supported Pass-Through Costs” hast the meaning set forth in Section 8.8(a).

“IPO” has the meaning set forth in Section 8.3.3(c).

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.7.1.

“Know-How” means inventions, technical information, know-how and materials, including technology, data, compositions, formulas, biological materials, assays, reagents, constructs, compounds, discoveries, procedures, processes, practices, protocols, methods, techniques, results of experimentation or testing, knowledge, trade secrets, skill and experience, in each case whether or not patentable or copyrightable, and in each case that are unpatented.

“Kurma” means the funds managed by Kurma Partners, either directly or through a management agreement, including Idinvest funds.

“Large Pharma Party” has the meaning set forth in Section 8.3,4.

“Licensed Patents” means the Ionis Product-Specific Patents, Ionis Core Technology Patents, Ionis Manufacturing and Analytical Patents and Ionis’ interest in jointly owned Collaboration Patents.

“Losses” has the meaning set forth in Section 11.1.

“Major Market” means [***].

“Manufacture” or “Manufactured” or “Manufacturing” means any activity involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing or packaging, for pre-clinical, clinical or commercial purposes, of API or the bulk active pharmaceutical ingredient for a Product in finished form.

“Manufacturing and Analytical Technology” means (i) methods and materials used in the synthesis or analysis of an ASO regardless of sequence or chemical modification, and (ii) methods of making components of an ASO.

“Maximum Royalty Reduction” has the meaning set forth in Section 8.8(b).

“Minimum Funding Obligation” has the meaning set forth in Section 3.3.1.

“Negotiation Notice” has the meaning set forth in Section 6.2.2.

“Net Sales” means, with respect to any Product, the amount billed by a Party, its Affiliates, or any of its sublicensees (each a “Selling Party”) for sales of such Product in arm’s length transactions to Third Parties, after deduction (if not already deducted in the amount invoiced) of the following items with respect to sales of such Product:

(a)

trade, cash, and/or quantity discounts, retroactive price reductions, charge back payments and rebates actually taken and allowed, including discounts or rebates to governmental or managed care organizations;

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(b)	credits or allowances given or recorded for rejection or return of previously sold product (including, without limitation, returns of such Product in connection with recalls or withdrawals);

(c)	freight out, postage, shipping and insurance charges actually incurred for delivery of such Product;

(d)

any tax, tariff, duty or government charge (including any tax such as a value added or similar tax or government charge other than an income tax) levied on the sale, transportation or delivery of such Product and borne by the seller thereof without reimbursement from any Third Party; and

(e)	amounts written off by reason of uncollectible debt.

Net Sales and all of the foregoing deductions from the gross invoiced sales prices of Product will be determined in accordance with the Selling Party’s standard accounting procedures and in accordance with GAAP. In the event that a Selling Party makes any adjustments to such deductions after the associated Net Sales have been reported pursuant to this Agreement, the adjustments will be reported and reconciled with the next report and payment of any royalties due.

Net Sales will not include (x) any payments among Selling Parties, unless such paying party is the end user of the relevant Product or (y) any payments in consideration of supplies of the applicable Product for use in clinical trials conducted by, or on behalf of Dynacure, its Affiliates or Sublicensees.

The Parties agree that any reasonable definition of “net sales” customarily used in pharmaceutical industry technology licensing or research collaboration contracts and in accordance with GAAP that is subsequently agreed to by a Party (or a Third Party acquirer or assignee) and a sublicensee in an arms-length transaction under a particular sublicense and consistently applied across all its products by such Party or the sublicensee will replace the definition of Net Sales in this Agreement and will be used in calculating the royalty payment to the other Party on sales of Products sold pursuant to such sublicense and due under this Agreement.

“New Data Event” has the meaning set forth in Section 6.2.4.

“NHP Study” has the meaning set forth in Section 3.1.

“NHP Study Notification” has the meaning set forth in Section 3.3.2.

“Option” has the meaning set forth in Section 4,1,

“Option Deadline” has the meaning set forth in Section 4.1.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Out-of-Pocket Expenses” means the amounts paid to Third Party vendors, contractors, consultants or suppliers for services or materials provided by them in the performance of activities under this agreement.

“Patent Rights” means (a) patents, patent applications and similar government-issued rights protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, divisional, continuations, substitutions, continuations-in-part of and similar applications claiming priority to any of the foregoing, and (c) all patents and similar government-issued rights protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

“Performance Milestone” has the meaning set forth in Section 7.5.

“Permitted Licenses” means (1) licenses granted by Ionis before or after the Effective Date to any Third Party under the Ionis Core Technology Patents to (a) conduct pre-clinical research, or (b) enable such Third Party to manufacture or formulate oligonucleotides, where such Third Party is primarily engaged in providing contract manufacturing or services and is not primarily engaged in drug discovery, Development or Commercialization of therapeutics; and (2) material transfer agreements with academic collaborators or non-profit institutions in connection with either Party’s activities under the Research Plan approved by the other Party through the JSC, such approval not to be unreasonably withheld or delayed.

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Phase 1 Clinical Trial” means the initial clinical testing of a Product in humans (first-in- humans study) with the intention of gaining a preliminary assessment of the safety of such Product.

“Phase 2 Clinical Trial” means a human clinical trial of a Product, conducted in any country that is intended to explore a variety of doses, dose response and duration of effect to generate initial evidence of clinical safety and activity in a target patient population, that would satisfy the requirements of 21 CFR 312.21(b) (but does not provide data sufficient to file an NDA), or equivalent clinical trials required by a Regulatory Authority in a jurisdiction outside of the United States. A “Phase 2 Clinical Trial” includes any human clinical trial that has an efficacy endpoint.

“Phase 3 Clinical Trial” or “Phase 3 Study” means a human clinical trial of a Product on a sufficient number of patients that is designed to establish that the Product is safe and efficacious for its target patient population, and to determine warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed, which trial is intended to generate data sufficient for the filing of an NDA and Approval of the Product, as described in 21 C.F.R. 312.21(c) for the United States, or a similar Clinical Trial prescribed by the Regulatory Authorities in a foreign country.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Prior Agreements” means the agreements listed on Appendix 2 attached hereto.

“Product” or “Products” means the Development Candidate and Back-Up Compound(s).

“Product License” has the meaning set forth in Section 6.2.

“Product-Specific Patents” means Patent Rights Controlled by a Party or any of its Affiliates on or after the Effective Date in each case claiming (i) the specific composition of matter of an ASO, or (ii) methods of using an ASO as a prophylactic or therapeutic; provided, however, Patent Rights Controlled by a Party or any of its Affiliates that include claims that are (x) directed to subject matter applicable to ASOs in general, (y) directed to an ASO, the sequence of which targets an RNA that does not encode DNM2, or (z) directed to an RNA that is not DNM2, will not be considered Product-Specific Patents, and in the case of (x), (y) and (z), such Patent Rights will be considered Core Technology Patents.

“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent Right, the preparing, filing, prosecuting and maintenance of such Patent Right, as well as handling re-examinations, reissues, and requests for patent term extensions with respect to such Patent Right, together with the conduct of post-grant reviews, inter-partes reviews, the defense of oppositions and other similar proceedings with respect to the particular Patent Right. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any other enforcement actions taken with respect to a Patent Right.

“Receiving Party” has the meaning set forth in Section 14.1.

“Reduced Royalty Period” has the meaning set forth in Section 8.5.2(b).

“Reduced Royalty Rate” has the meaning set forth in Section 8.5.2(b).

“Regulatory Authority” means any governmental authority, including the FDA or EMA, that has responsibility for regulating or otherwise exercising authority with respect to the Development, Manufacture, marketing, sale or other Commercialization of a Product in any country.

“Regulatory Authority Incentive” has the meaning set forth in Section 8.6.

“Research” means pre-clinical research, including gene function, gene expression and target validation research, lead optimization, and which may include small pilot toxicology studies but excludes Development, and Commercialization. When used as a verb, “Researching” means to engage in Research.

“Research Collaboration” means the conduct of the Research Plan in accordance with this Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Research Plan” has the meaning set forth in Section 3.1. The initial Research Plan is set forth on Schedule 1.

“Research Term” has the meaning set forth in Section 3.4.2.

“ROFN” has the meaning set forth in Section 6.2.

“ROFN Deadline” has the meaning set forth in Section 6.2.3.

“ROFN Notice” has the meaning set forth in Section 6.2.1.

“ROFN Period” has the meaning set forth in Section 6.2.3.

“Rules” has the meaning set forth in Section 16.4.2.

“Senior Representatives” has the meaning set forth in Section 16.4.1.

“Sublicense” means an agreement pursuant to which Dynacure or a Dynacure Affiliate grants a Third Party the right to practice an Ionis Patent Right (whether by license or covenant not to sue) or an option to obtain such a right, to Commercialize a Product.

“Sublicensee” means any Third Party that enters into a Sublicense with Dynacure or its Affiliate to Commercialize a Product.

“Third Party” means a Person or entity other than the Parties or their respective Affiliates.

“United States” or “U.S.” means the fifty states of the United States of America and all of its territories and possessions and the District of Columbia.

“Valid Claim” means a claim (i) of any issued, unexpired United States or foreign Patent Right, which will not, in the country of issuance, have been donated to the public, disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (ii) of any United States or foreign patent application within a Patent Right, which will not, in the country in question, have been cancelled, withdrawn, abandoned nor been pending for more than [***], not including in calculating such [***] period of time in which such application is in interference or opposition or similar proceedings or time in which a decision of an examiner is being appealed. Notwithstanding the foregoing, on a country-by-country basis, a patent application pending for more than [***]will not be considered to have any Valid Claim for purposes of this Agreement unless and until a patent meeting the criteria set forth in clause (i) above with respect to such application issues.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Appendix 2

Prior Agreements

[***]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Appendix 3

Ionis In-License Agreements

(Relevant to the Research Plan as of the Effective Date)

[***]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Appendix 4:

Dynacure Capitalization

[***]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Appendix 5:

Ionis Product - Specific Patents

[***]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Appendix 6:

Ionis Core Technology Patents

[***]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Appendix 7:

Ionis Manufacturing and Analytical Patents

[***]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Appendix 8:

Dynacure Background IP

[***]

[***]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Appendix 9

DYNACURE SAS

CONVERTIBLE BOND TERMS AND CONDITIONS

[***]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SCHEDULE 1

DYNAMIN 2 RESEARCH PLAN

[***]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

AMENDMENT N°1 TO THE RESEARCH COLLABORATION AND LICENSE AGREEMENT

This AMENDMENT TO THE RESEARCH COLLABORATION AND LICENSE AGREEMENT is made and entered into as of the 1st day of April 30th, 2018 (the “Amendment Effective Date”) by and between IONIS PHARMACEUTICALS, INC., a Delaware corporation, having its principal place of business at 2855 Gazelle Court, Carlsbad, CA 92010, USA (“Ionis”), and Dynacure, SAS, a company headquartered in France with its principal place of business at Parc d’innovation, 650 Boulevard Gonthier d’Andernach, 67400 Illkirch Graffenstaden, Strasbourg, FRANCE (“Dynacure”). Dynacure and Ionis each may be referred to herein individually as a “Party” or collectively as the “Parties.”

WHEREAS Ionis and Dynacure entered into a research collaboration and license agreement on 19 October 2016 (hereinafter the “Agreement”) defining the terms and conditions of the Parties’ research collaboration to discover, develop and commercialize antisense oligonucleotide drugs to treat neuromuscular diseases by modulating the expression of Dynamin 2 gene and the option granted by Ionis to Dynacure to obtain an exclusive license under certain Ionis’ rights to develop and commercialize the Products.

WHEREAS Dynacure exercised the option granted by Ionis in December 2017 in accordance with Article 4 of the Agreement.

WHEREAS the Parties are willing to amend the Agreement in order to modify the financial terms of the license granted to Dynacure and include patents recently filed (hereinafter referred to as the «Amendment n°1»).

NOW THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1 – CAPITALIZED TERMS

Unless otherwise specifically provided in this Amendment n°1, capitalized terms shall have the meaning ascribed thereto in the Agreement.

ARTICLE 2 – DEFINITIONS

2.1	The Parties hereby agree to add the following definitions in Appendix 1:

“Pivotal Trial” means either a Phase 3 Clinical Trial or a human clinical trial that 1) occurs after an end-of-phase 1/2 meeting with a Regulatory Authority the primary purpose of which is to evaluate with the Regulatory Authority the plans for a clinical trial and the adequacy of initial trial(s) to support a marketing application, as further described in 21 CFR § 312.47 (as may be amended), or a similar meeting in a country other than the United States and 2) is prospectively designed, statistically powered and conducted to provide an adequate basis for obtaining regulatory approval to market the Product for patients with the disease or condition under study, as further described in 21 CFR § 312.21(c) (as may be amended), or a similar clinical study in a country other than the United States.

1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Sublicensing Revenues” means all fees, payments or other consideration received by Dynacure and/or its Affiliates from a Sublicensee under a sublicense, including, but not limited to, upfront payments, lump sum payments, license fees, milestone payments (including development, regulatory and sales-based milestones), pre-payments, cancellation or forgiveness of debt, license maintenance fees, minimum payments royalty and/or profit sharing payments (on a net basis (i.e, in a profit sharing arrangement in which profits are shared by separately sharing revenues and costs, such net amounts as result from offsetting the share of costs incurred against the share of revenues, both such costs and revenue recognized in the same fiscal period (in accordance with GAAP, consistently applied)) as specifically set forth in writing between Dynacure and the Sublicensee), or any other types of payments based on commercial sales or other disposition of Product, and payments made by a Sublicensee in consideration of equity or debt securities of Dynacure or a Dynacure Affiliate above the then fair market value but, excluding: (a) any payment explicitly designated in the applicable Sublicense to the financing of research, development, manufacturing, supply or commercialization activities of the Product by or on behalf of Dynacure and/or its Affiliates after the effective date of such Sublicense and (b) any payment made in consideration of equity or convertible debt securities of Dynacure or its Affiliates at fair market value (provided that any premium over fair market value that is paid for such equity or debt securities will be Sublicense Revenue). If Dynacure or its Affiliate receives any non-cash Sublicense Revenue (excluding in-kind commitments by the applicable Sublicensee to Develop and Commercialize a Product or any license granted by the applicable Sublicensee to Dynacure), Dynacure will pay Ionis, at Dynacure’s election, either (i) a cash payment equal to the fair market value of Ionis’ portion of the Sublicense Revenue, or (ii) the in-kind portion, if practicable, of the Sublicense Revenue, provided that, if such in-kind Sublicense Revenue is equity securities of a Third Party, in no event will the in-kind portion paid by Dynacure to Ionis exceed [***] of the issued and outstanding voting stock of such Third Party (inclusive of any Affiliate) and to the extent any portion of such in-kind payment would cause Ionis’ aggregate equity ownership in such Third Party (inclusive of any Affiliate) to exceed [***] of the issued and outstanding voting stock of such Third Party (inclusive of any Affiliate), Dynacure will issue to Ionis only the number of equity securities that meet but does not exceed [***] of the issued and outstanding voting stock of such Third Party (inclusive of any Affiliate) and will pay Ionis the remainder of such payment in cash. For the avoidance of doubt, Sublicensing Revenues shall exclude any and all payments received by Dynacure’s shareholders in a Corporate Sale or any other sale by a shareholder of Dynacure of its equity interest in Dynacure.

ARTICLE 3 – RIGHT OF FIRST NEGOTIATION

3.1	The Parties agree to replace Section 6.2 in its entirety with the following provision:

“6.2. Right of First Negotiation. Ionis will have a right of first negotiation (a “ROFN”) to negotiate with Dynacure an exclusive license for the Development and Commercialization of a Product (a “Product License”) until the expiration of the ROFN Period (as defined in Section 6.2.5). Such ROFN is granted on the following terms and conditions.

2

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

6.2.1. Dynacure’s Delivery of a ROFN Notice. If during the ROFN Period, Dynacure intends to grant a Product License to a Third Party with respect to one or more countries of the Major Market or globally, Dynacure will first provide Ionis notice of such intent and offer to Ionis a ROFN in such countries (a “ROFN Notice”).

6.2.2 [***]

6.2.3. [***]

6.2.4. [***]

6.2.5. [***]

ARTICLE 4 – FINANCIAL PROVISIONS

4.1	The Parties agree to replace Table 1 of Section 8.3.3 with the following:

TABLE 1

Product Milestone Event	Product Milestone Event Payment

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

Approval Milestone Event	Approval Milestone Event Payment

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

3

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

TABLE 1

Sales Milestone Event	Sales Milestone Event Payment

Worldwide Annual Royalty Bearing Net Sales [***]	[***]

Worldwide Annual Royalty Bearing Net Sales [***]	[***]

4.2	The Parties agree to add the following paragraph at the end of Section 8.3.3:

“If a milestone event is not achieved because Development activities transpired such that achievement of such earlier milestone event was unnecessary or did not otherwise occur, then upon achievement of a later milestone event, the payment applicable to such earlier milestone event will also be due. [***]

4.3	The Parties agree to replace Section 8.3.4 in its entirety with the following:

“8.3.4. Corporate Sale. [***]. In addition, if the Corporate Sale occurs before [***] in a specific Indication, then the milestone payments set forth in Table I payable after such Corporate Sale for such Indication will be multiplied by a factor [***] only.

[***]

It is understood between the Parties that once Dynacure has [***] in a certain Indication, then milestones specific to that Indication will no longer be subject to the factor [***], but that milestones specific to other Indications for which [***] will continue to be subject to the factor [***]. It is understood between the Parties that all milestones already paid by Dynacure prior to the Corporate Sale will be considered as fully paid and will not be subject to the above provision of Section 8.3.4.”

4.4	The Parties agree to add a Section 8.3.5 as follows:

“8.3.5 Sublicense Revenue. In the event that Dynacure enters into a Sublicense with any Third Party, Ionis shall receive the following consideration from Dynacure:

(a)	Where Dynacure enters into any such Sublicense [***] in a certain Indication, [***] of all Sublicense Revenue as and when received by Dynacure for such Sublicense for such Indication; and

4

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(b)	Where Dynacure grants any such Sublicense after [***] in a certain Indication, [***] of all Sublicense Revenue as and when received by Dynacure for such Sublicense for such Indication.

After entering into an exclusive Sublicense with respect to a certain Indication and given country, Dynacure shall not owe any further payments, royalties or milestones with respect to the exploitation of a Product in such exclusive Indication and country other than those set forth in this Section 8.3.5 and the other payments under Section 8.3 and 8.5 shall no longer apply to such exclusive Indication and country, provided that Sublicense Revenue received by Ionis based on the percentage of such Sublicensee’s Annual Net Sales received by Dynacure under such exclusive Sublicense shall not be lower than [***]of Sublicensee’s Annual Net Sales for such Indication on a country by country and Product by Product basis.

For the avoidance of doubt, whether Ionis is receiving [***] of Sublicense Revenue under Section 8.3.5(a) or [***] of Sublicense Revenue under Section 8.3.5(b), the percentage of Sublicense Revenue received by Ionis based on Sublicensee’s Annual Net Sales shall in no event be less than [***] of Sublicensee’s Annual Net Sales for a certain Indication on a country by country and Product by Product basis.”

4.5	The Parties agree to replace the first paragraph of Section 8.5.1 with the following:

“8.5.1 Full royalty rate. As partial consideration for the rights granted to Dynacure hereunder, subject to the provisions of this Section 8.5.1 and Section 8.5.2, Dynacure will pay to Ionis royalties on Annual worldwide Net Sales of Products sold by Dynacure or its Affiliates, on a country-by-country and Product-by-Product basis in each case in the amounts as follows in Table 2 below (the “Full Royalty Rate”)”.

The remainder of this article is unchanged.

ARTICLE 5 – PATENTS

5.1	The Parties wish to add the following patent and all related patent applications in Appendix 5 listing Ionis Product-Specific Patents: [

[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]

]

5.2	The Parties agree to add the following sentence at the end of Section 9.2.2:

“Ionis shall further provide Dynacure with an update of all such Patent applications filed, upon reasonable request”.

5

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

ARTICLE 6 – MISCELLANEOUS

6.1	This Amendment n°1 shall come into force on the Amendment Effective Date.

6.2	Except as specifically modified and amended herein, all of the terms, provisions, requirements and specifications contained in the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment n°1 to be executed by their representatives thereunto duly authorized as of the Effective Date.

DYNACURE SAS

By: /s/ Stephane van Rooijen
Name: Stephane van Rooijen
Title: Chief Executive Officer

IONIS PHARMACEUTICALS, INC.

By: /s/ Brett Monia
Name: Brett Monia
Title: Chief Operating Officer

6

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.